Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TERNS PHARMACEUTICALS, INC.,

MERCK SHARP & DOHME LLC

and

THAILAND MERGER SUB, INC.

Dated as of March 24, 2026

Table of Contents

ARTICLE I

THE OFFER

1.1	The Offer	2
1.2	Company Actions	5

ARTICLE II

MERGER TRANSACTION

2.1	Merger of Purchaser into the Company	6
2.2	Effect of the Merger	6
2.3	Closing; Effective Time	6
2.4	Certificate of Incorporation and Bylaws; Directors and Officers	7
2.5	Conversion of Shares	7
2.6	Surrender of Certificates; Stock Transfer Books	8
2.7	Dissenters’ Rights	11
2.8	Treatment of Company Equity Awards and Company ESPP	11
2.9	Treatment of Company Warrants	13
2.10	Further Action	13

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization; Subsidiaries	13
3.2	Due Authorization; Due Execution; Enforceability	14
3.3	Non-Contravention; Consents	15
3.4	Capitalization	16
3.5	SEC Filings; Financial Statements	17
3.6	Absence of Changes; No Material Adverse Effect	19
3.7	Undisclosed Liabilities	19
3.8	Title to Assets	20
3.9	Real Property	20
3.10	Intellectual Property and Data Privacy	20
3.11	Contracts	22
3.12	Compliance with Laws	25
3.13	Regulatory Matters	25
3.14	Certain Business Practices	27
3.15	Governmental Authorizations	27
3.16	Tax Matters	28
3.17	Employee Matters	29

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3.18	Benefit Plans	30
3.19	Environmental Matters	32
3.20	Insurance	32
3.21	Legal Proceedings; Orders	33
3.22	Takeover Laws	33
3.23	Opinion of Financial Advisors	33
3.24	Brokers and Other Advisors	34
3.25	Exclusivity of Representations and Warranties	34
3.26	Acknowledgement by the Company	34

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1	Organization; Formation of Purchaser	35
4.2	Due Authorization; Due Execution; Enforceability	35
4.3	Non-Contravention; Consents	35
4.4	Disclosure	36
4.5	Legal Proceedings; Orders	36
4.6	Funds	37
4.7	Ownership of Shares	37
4.8	Acknowledgement by Parent and Purchaser	37
4.9	Brokers and Other Advisors	38

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	38
5.2	Operation of the Acquired Companies’ Business	39
5.3	No Solicitation	43

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	45
6.2	Reasonable Best Efforts	47
6.3	Employee Benefits	49
6.4	Indemnification of Officers and Directors	51
6.5	Stockholder Litigation	53
6.6	Disclosure	53
6.7	Takeover Laws	53
6.8	Section 16 Matters	54
6.9	Rule 14d-10 Matters	54
6.10	Stock Exchange Delisting; Deregistration	54
6.11	Advice of Changes	54
6.12	Regulatory Matters	54

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ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

7.1	No Restraints	55
7.2	Consummation of Offer	55

ARTICLE VIII

TERMINATION

8.1	Termination	56
8.2	Effect of Termination	58
8.3	Expenses; Termination Fees	58

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1	Amendment	60
9.2	Waiver	61
9.3	No Survival of Representations and Warranties	61
9.4	Entire Agreement	61
9.5	Counterparts	61
9.6	Applicable Law; Jurisdiction; Specific Performance; Remedies	61
9.7	Assignability	63
9.8	No Third Party Beneficiaries	63
9.9	Transfer Taxes	63
9.10	Notices	63
9.11	Severability	65
9.12	Obligation of Parent	65
9.13	Construction	66

Exhibits

Exhibit A	Certain Definitions

Annexes

Annex I	Conditions to the Offer
Annex II	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 24, 2026, by and among Terns Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”), and Thailand Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

Parent has agreed to cause Purchaser to commence a tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (the “Shares”) for $53.00 per share, net to the seller in cash, without interest (such amount, or any higher amount per Share paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(g), the “Offer Price”), and subject to any withholding of Taxes, upon the terms and subject to the conditions of this Agreement.

As soon as practicable following the consummation of the Offer, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share as of immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and subject to any withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable for the Company to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”), in each case on the terms and subject to the conditions of this Agreement.

The board of managers of Parent and the board of directors of Purchaser have each approved this Agreement and declared it advisable for Parent and Purchaser, respectively, to enter into this Agreement.

Parent, Purchaser and the Company acknowledge and agree that the Merger shall be effected pursuant to Section 251(h) of the DGCL and shall, on the terms and subject to the satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the consummation of the Offer.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable after the date of this Agreement but in no event more than ten (10) business days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.1(e) and Section 1.2(b) and the Company being prepared in accordance with Section 1.2(a) to file with the SEC, and to disseminate to the holders of the Shares, the Schedule 14D-9 on the same date as Purchaser commences (within the meaning of Rule 14d-2 under the Exchange Act) the Offer), Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Shares at a price per Share equal to the Offer Price, subject to any withholding of Taxes in accordance with Section 2.6(e).

(b) Terms and Conditions of the Offer. The obligations of Purchaser to accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the terms and conditions set forth in this Agreement, including the satisfaction or waiver (to the extent permitted hereunder) of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (collectively, the “Offer Conditions”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the Offer Conditions and the other terms set forth in this Agreement. Purchaser expressly reserves the right, to the extent permitted by applicable Law, to (i) increase the Offer Price, (ii) waive, in whole or in part, any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Company, Purchaser shall not, and Parent shall cause Purchaser not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (f) or (g) of Annex I, (F) otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares (in such holder’s capacity as such), (G) except as provided in Section 1.1(c) or Section 1.1(d), terminate the Offer or accelerate, extend or otherwise change the Expiration Time or (H) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act. The Offer may not be terminated or withdrawn prior to the Expiration Time of the Offer unless this Agreement is terminated in accordance with Article VIII.

(c) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty (20) business days (determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (such date and time, the “Initial Expiration Time”, and such date and time or such subsequent date and time to which the Initial Expiration Time of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Article VIII, (i) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer from time to time for any period required by any Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer and (ii) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied and has not been waived by Purchaser or Parent (to the extent waivable by Purchaser or Parent, and other than those Offer Conditions that by their nature are to be satisfied at the Expiration Time, each of which is then capable of being satisfied), Purchaser shall (and Parent shall cause Purchaser to) extend the Offer from time to time, for an additional period in consecutive increments of up to ten (10) business days (or such other period of time agreed by Parent and the Company) per extension, to permit such Offer Condition to be satisfied; provided that, in the case of this clause (ii), if, as of the then-scheduled Expiration Time, each Offer Condition (other than solely the Minimum Condition and those Offer Conditions that by their nature are to be satisfied at the Expiration Time, each of which is then capable of being satisfied) has been satisfied or waived by Purchaser or Parent (to the extent waivable by Purchaser or Parent), Purchaser shall (and Parent shall cause Purchaser to) extend the Offer, for additional periods of ten (10) business days per extension, in order to permit the Minimum Condition to be satisfied, except that Purchaser shall not be required to extend the Offer pursuant to this proviso on more than four (4) separate occasions (but may, at its discretion, extend the Offer thereafter); provided, further, that in no event shall Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the termination of this Agreement in compliance with Article VIII and (y) the End Date (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond three (3) business days prior to the Extension Deadline without the prior written consent of the Company. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to any scheduled Expiration Time without the prior written consent of the Company.

(d) Termination of Offer. Nothing in this Section 1.1 shall be deemed to impair, limit or otherwise restrict in any manner the right of the Company, Parent or Purchaser to terminate this Agreement pursuant to Article VIII. In the event that this Agreement is terminated pursuant to Article VIII, Purchaser shall as promptly as practicable (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Purchaser in accordance with the terms of this Agreement, Purchaser shall as promptly as practicable return, and shall cause any depository acting on behalf of Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(e) Offer Documents. As promptly as practicable on the Offer Commencement Date, Parent and Purchaser shall (i) file or cause to be filed with the SEC a tender offer statement on Schedule TO with respect to the Offer that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (together with any exhibits, amendments or supplements thereto, the “Offer Documents”) and (ii) cause the tender offer statement on Schedule TO with respect to the Offer, the Offer to Purchase and form of the related letter of transmittal to be disseminated to holders of Shares as and to the extent required by applicable Law. Parent and Purchaser agree to provide the Company and its counsel with any comments (including oral comments) Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments (including oral comments). Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Offer Documents and to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser further agree to take all reasonable steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish or otherwise make available to Parent and Purchaser or Parent’s legal counsel all information concerning the Acquired Companies and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). Except with respect to any amendments filed in connection with any Acquisition Proposal or if a Company Adverse Recommendation Change shall have been effected, the Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any such comments made by the Company or its counsel.

(f) Funds. Without limiting the generality of Section 9.12, Parent shall cause to be provided to Purchaser, on a timely basis, all of the funds necessary to purchase all Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(g) Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted, it being understood that nothing in this Section 1.1(g) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(h) Acceptance. Subject only to the satisfaction or, to the extent waivable by Purchaser or Parent, waiver by Purchaser or Parent of each of the Offer Conditions, Purchaser shall (i) as promptly as practicable following the expiration of the Offer (and in any event by 9:00 a.m. Eastern Time on the business day (determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer) accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Offer Acceptance Time”) and (ii) promptly after the Offer Acceptance Time pay for such Shares. Purchaser shall not permit holders of Shares to tender Shares into the Offer pursuant to guaranteed delivery procedures.

(i) Transfer Taxes. If the payment of the Offer Price is to be made to a Person other than the Person in whose name the tendered Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Offer Price to a Person other than the registered holder of the Shares tendered, or shall have established to the satisfaction of the Purchaser that such Taxes either have been paid or are not applicable. None of Parent, Purchaser or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.1(i) under any circumstance.

1.2 Company Actions.

(a) Schedule 14D-9. As promptly as practicable on the Offer Commencement Date, substantially concurrently with the filing of the Offer Documents, the Company shall (i) file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.1(b), shall include the Company Board Recommendation, and include the notice required by Section 262(d)(2) of the DGCL and (ii) cause the Schedule 14D-9 and related documents to be disseminated to holders of Shares as and to the extent required by applicable Law. The Company agrees to provide Parent and its counsel with any comments (including oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments (including oral comments). Each of Parent, Purchaser and the Company agrees to respond promptly to any comments (including oral comments) of the SEC or its staff with respect to the Schedule 14D-9 and to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company further agrees to take all reasonable steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. Parent and Purchaser shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning Parent or Purchaser that may be required or reasonably requested in connection with any action contemplated by this Section 1.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel.

(b) Stockholder Lists. The Company shall promptly furnish Parent with a stockholder list, as provided under Rule 14d-5 under the Exchange Act, as of the most recent practicable date, which shall not be more than ten (10) business days prior to the date the Offer Documents and Schedule 14D-9 are disseminated, including the names and addresses of the record holders of Shares and lists of securities positions of Shares held in stock depositories that are within the access of the Company, and shall provide to Parent such additional information (including updated lists of stockholders and lists of securities positions) and such other assistance as Parent may reasonably request in connection with disseminating the Offer Documents and any other documents necessary to consummate the Transactions to the holder of Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser and their Representatives shall hold in confidence any information provided pursuant to this Section 1.1(b), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control, and, if requested by the Company, promptly certify to the Company in writing that all such material has been returned or destroyed.

(c) Share Registry. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser in the Offer effective as promptly as practicable after the Offer Acceptance Time.

ARTICLE II

MERGER TRANSACTION

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger, whereby Purchaser shall be merged with and into the Company, the separate existence of Purchaser shall cease, and the Company will continue as the Surviving Corporation and a wholly owned Subsidiary of Parent.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

2.3 Closing; Effective Time.

(a) Unless this Agreement shall have been terminated pursuant to Article VIII, the consummation of the Merger (the “Closing”) shall take place via the electronic exchange of signatures and documents by the Parties, as soon as practicable (and in no event later than one (1) business day) following the Offer Acceptance Time, except if the conditions set forth in Section 7.1 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case the Closing shall take place on the first (1st) business day following the Offer Acceptance Time on which all conditions set forth in Section 7.1 are satisfied or, to the extent permissible by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date or place is agreed to in writing by the Company and Parent prior to the Offer Acceptance Time. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Purchaser shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.4(a).

(b) As of the Effective Time, the bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.4(a), except that references to the name of Purchaser shall be replaced by references to the name of the Surviving Corporation.

(c) As of the Effective Time, (i) the directors of the Surviving Corporation shall be the individuals who served as the directors of Purchaser and (ii) the officers of the Surviving Corporation shall be the individuals who served as the officers of Purchaser, in each case as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i) any Shares held at the commencement of the Offer and immediately prior to the Effective Time by the Company (or held in the Company’s treasury), Parent, Purchaser or any other direct or indirect wholly owned Subsidiary of the Company, Parent or Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares irrevocably accepted for purchase pursuant to the Offer shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the Shares to be cancelled pursuant to Section 2.5(a)(i) and 2.5(a)(ii), collectively, the “Excluded Shares”);

(iii) except as provided in Section 2.5(a)(i) and 2.5(a)(ii) and subject to Section 2.5(b), each Share issued and outstanding as of immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without any interest thereon and subject to any withholding of Taxes in accordance with Section 2.6(e); and

(iv) each share of the common stock of Purchaser issued and outstanding as of immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 2.5(a), all Shares issued and outstanding (or held in treasury) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except, unless such shares are Excluded Shares, the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 2.6, or, in the case of Dissenting Shares, the rights set forth in Section 2.7.

(b) If, between the Offer Acceptance Time and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted, it being understood that nothing in this Section 2.5(b) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the commencement of the Offer, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Depository Agent”) for the holders of Shares to receive the aggregate Offer Price to which holders of such Shares shall become entitled pursuant to Section 1.1(b) and to act as agent (the “Paying Agent”) for the holders of Shares (other than any Shares described in Section 2.5(a)(i) and any Dissenting Shares) to receive the aggregate Merger Consideration to which holders of such shares shall become entitled pursuant to Section 2.5 and for the holders of Company Warrants to receive the aggregate Warrant Consideration to which holders of such Company Warrants shall become entitled pursuant to Section 2.9. Promptly after the Offer Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Depository Agent cash sufficient to make the payment of the aggregate Offer Price payable pursuant to Section 1.1(h). On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 and the aggregate Warrant Consideration payable pursuant to Section 2.9 (together with the amount deposited pursuant to the immediately preceding sentence, the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Offer Price in the Offer, the aggregate Merger Consideration in the Merger and the aggregate Warrant Consideration. The Payment Fund shall be invested by the Depository Agent or the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Section 1.1(h), Section 2.5 and Section 2.9 and (ii) no such investment shall have maturities that could prevent or delay payments required to be made pursuant to Section 1.1(h), Section 2.5 and Section 2.9. To the extent that (A) there are any losses with respect to any such investments or

(B) the Payment Fund has diminished for any reason below the level required for the Depository Agent or Paying Agent to make prompt cash payment pursuant to Section 1.1(h), Section 2.5 and Section 2.9, as applicable, Parent or the Surviving Corporation shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Depository Agent and the Paying Agent to promptly make such payments pursuant to Section 1.1(h), Section 2.5 and Section 2.9, as applicable.

(b) As promptly as practicable after the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (“Certificated Shares”) or (ii) Book-Entry Shares, who, in each case ((i) or (ii)) was entitled to receive the Merger Consideration pursuant to Section 2.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) to the Paying Agent, or a customary agent’s message with respect to Book-Entry Shares (or such other evidence, if any, as the Paying Agent may reasonably request) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 2.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Certificated Share or Book-Entry Share, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such transfer or other Taxes either have been paid or are not applicable. None of Parent, Purchaser or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 2.6(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.6, each Certificated Share and Book-Entry Share (in each case, other than Excluded Shares or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 2.5.

(c) At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.5 and the aggregate Warrant Consideration to which holders of Company Warrants shall become entitled pursuant to Section 2.9) which had been made available to the Paying Agent and not disbursed to holders of Certificated Shares, Book-Entry Shares or Company Warrants (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration or Warrant Consideration, as the case may be, that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them or with respect to the applicable Company Warrants pursuant to Section 2.9, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificated Shares, Book-Entry Shares or Company Warrants for the Merger Consideration or Warrant Consideration delivered in respect of such Share or Company Warrant, respectively, to a public official pursuant to any abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e) Each of the Company, the Surviving Corporation, Parent and Purchaser, and their Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent or the Depository Agent to deduct and withhold) from the Offer Price, the Merger Consideration payable to any holder of the Shares, Company Warrants, Company Options or Company RSUs or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Law to deduct and withhold with respect to Taxes and shall promptly remit any amounts so withheld and deducted to the appropriate Governmental Body. Any amounts so withheld and deducted shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Warrants, Company Options or Company RSUs or other recipient of consideration hereunder in respect of which such withholding and deduction was made.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Article II.

2.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any Shares issued and outstanding as of immediately prior to the Effective Time which are held of record or beneficially owned by holders or beneficial owners, as applicable, who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither validly withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder or beneficial owner shall have withdrawn or lost such holder’s or beneficial owner’s right to appraisal and payment under the DGCL, such holder’s or beneficial owner’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.6(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Purchaser of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Purchaser shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Purchaser, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

2.8 Treatment of Company Equity Awards and Company ESPP.

(a) At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”), shall be cancelled and converted into the right to receive (without interest) a cash payment equal to (i) the excess of (A) the Merger Consideration over (B) the exercise price payable per Share of such In the Money Option, multiplied by (ii) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time.

(b) At the Effective Time, each Company Option other than an In the Money Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

(c) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall be canceled and the holder thereof shall be entitled to receive (without interest) a cash payment equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company RSU.

(d) As soon as reasonably practicable after the Effective Time (but no later than the Company’s second (2nd) regularly scheduled payroll date after the Effective Time), the Surviving Corporation or one of its Affiliates, as applicable, shall pay the aggregate consideration payable pursuant to Section 2.8(a) and Section 2.8(c), net of any applicable withholding Taxes, payable with respect to In the Money Options and Company RSUs through, to the extent applicable, the Surviving Corporation’s or its Affiliate’s payroll to the holders of In the Money Options and Company RSUs.

(e) At the Effective Time, the Company Equity Plans and all outstanding equity and equity-based awards granted thereunder shall terminate (other than with respect to the right to receive the payments set forth herein), and no further Company Common Stock, Company Options, Company RSUs, equity interests or other rights with respect to Company Common Stock shall be granted under the Company Equity Plans.

(f) Prior to the Effective Time, the Company shall take all necessary and appropriate actions to ensure that (i) no new participants are permitted to participate in the Company ESPP and participants may not increase their payroll deductions or purchase elections from those in effect on the date hereof, (ii) no “offering period” or “purchase period” (each as defined in the Company ESPP) shall be commenced under the Company ESPP following the date hereof, and (iii) if the next applicable purchase date with respect to any “offering period” under the Company ESPP in effect as of the date of this Agreement would otherwise occur on or after the Effective Time, (A) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, no later than five (5) business days prior to the Effective Time (the “Final Purchase Date”) and (B) subject to the consummation of the Merger, the Company ESPP shall terminate with such purchase and no further purchase rights shall be granted under the Company ESPP thereafter. All Shares purchased on the Final Purchase Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. To the extent required by the Company ESPP, the Company shall provide notice to participants describing the treatment of the Company ESPP pursuant to this Section 2.8(f).

(g) Prior to the Effective Time, the Company shall take all necessary and appropriate actions to effect the transactions described in this Section 2.8 and the Board of Directors (or, if applicable, the committee administering a Company Equity Plan or the Company ESPP) shall adopt such resolutions as are required to approve the transactions described in this Section 2.8. The Company shall provide, at least ten (10) business days prior to the Closing, copies of all such resolutions to Parent.

(h) To the extent a payment made pursuant to the timing set forth in this Section 2.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date that payment would not trigger such Tax or penalty.

2.9 Treatment of Company Warrants. As of the Offer Acceptance Time, each Company Warrant that is issued and outstanding as of immediately prior to the Offer Acceptance Time will be automatically deemed to be exercised in full in a “cashless exercise” (as defined in, and pursuant to the terms of, such Company Warrant) but, for the avoidance of doubt, without the actual issuance of any Shares upon such deemed “cashless exercise,” and shall be converted into the right to receive cash in an amount equal to the product of (a) the total number of Shares issuable upon such “cashless exercise” of such Company Warrant as of immediately prior to the Offer Acceptance Time pursuant to the terms thereof and (b) the Offer Price, subject to any withholding of Taxes in accordance with Section 2.6(e) (the “Warrant Consideration”). Payment of the Warrant Consideration shall be made pursuant to the applicable provisions of Section 2.6 as soon as practicable after the holder thereof shall have provided Parent or the Paying Agent with such wire information and other payment instructions as shall be reasonably requested by Parent or the Paying Agent.

2.10 Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II as soon as practicable following the consummation of the Offer without a vote of the Company’s stockholders, as provided in Section 251(h) of the DGCL. Without limiting the generality of Section 9.12, Parent shall cause to be provided to Purchaser or the Surviving Corporation, as applicable, on a timely basis, all of the funds necessary to make the payments required pursuant to Section 2.5(a)(iii), Section 2.8(a), Section 2.8(c) and Section 2.9. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Article III is subject to (a) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Letter corresponding to the particular section or subsection in this Article III, (b) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent from the face of such disclosure that such exception or disclosure is applicable to qualify such other section or subsection and (c) disclosure in the Company SEC Documents filed and publicly available at least one (1) business day prior to the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary or forward-looking statements in any other sections of such Company SEC Documents)):

3.1 Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted in all material respects and (ii) to own and use its assets in the manner in which its assets are currently owned and used in all material respects. The Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except as would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect or (B) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of each Subsidiary of the Company (a “Company Subsidiary”) and its jurisdiction of incorporation. Each Company Subsidiary is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization, except where the failure to be in such good standing would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein. Each Company Subsidiary has all necessary corporate or other organizational power and authority (A) to conduct its business in the manner in which its business is currently being conducted and (B) to own and use its assets in the manner in which its assets are currently owned and used, in each case except as would not reasonably be expected to (1) have, individually or in the aggregate, a Material Adverse Effect or (2) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein. Each Company Subsidiary is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except as would not reasonably be expected to (x) have, individually or in the aggregate, a Material Adverse Effect or (y) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein.

(c) The Company owns, directly or indirectly, beneficially and of record all of the outstanding shares of capital stock or other equity interests, as applicable, of each of its Subsidiaries, free and clear of all Encumbrances, except for restrictions on transfer under applicable securities Laws. Other than its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity interests in any other Person.

(d) The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws or other organizational documents of each Acquired Company, including all amendments thereto, as in effect on the date of this Agreement. The certificate of incorporation, bylaws and the other organizational documents of each Acquired Company are in full force and effect, and no Acquired Company is in violation in any material respect of its certificate of incorporation, bylaws or other organizational documents.

3.2 Due Authorization; Due Execution; Enforceability. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions. Prior to the execution and delivery of this Agreement, the Board of Directors has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable for the Company to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this

Agreement and the consummation of the Transactions, including the Offer and the Merger, (d) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (e) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, in each case on the terms and subject to the conditions of this Agreement. The resolutions in the foregoing sentence have not been, subject to Section 6.1, subsequently withdrawn or modified in any manner. No other corporate action pursuant to the Laws of the State of Delaware, on the part of the Company, is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles (the “Enforceability Exceptions”). If the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated hereby, no vote of the Company’s stockholders is necessary to authorize or adopt this Agreement or to consummate the Transactions.

3.3 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable foreign Antitrust Laws, and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company will not (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Company, (ii) cause a violation by any Acquired Company of any applicable Law or Order (iii) require any Consent under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), give rise to any right of termination or acceleration, or result in the loss of a material benefit, under any provision of any Material Contract or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any property or assets of any Acquired Company, except, in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect or (B) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein.

(b) Except as may be required by the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL (including the filing of the certificate of merger with the Secretary of State of the State of Delaware), the HSR Act and any applicable foreign Antitrust Laws and the applicable rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company shall not require the Acquired Companies to give notice to, make any filing with, or obtain any Consent from any Governmental Body, except as would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 Shares, of which 113,013,802 Shares had been issued and were outstanding as of the close of business on March 20, 2026 (the “Capitalization Date”), and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) All of the outstanding shares of the capital stock or equivalent equity interest of the Company’s Subsidiaries have been duly authorized and, to the extent such concepts are applicable thereto, validly issued, and are fully paid and nonassessable.

(c) (i) None of the outstanding shares of capital stock or equivalent equity interests of any of the Acquired Companies are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of first refusal in favor of any Acquired Company or any similar right, other than pursuant to the terms of the Company Options or Company RSUs, (ii) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of the Acquired Companies have a right to vote, (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any shares of capital stock or equivalent equity interests of the Acquired Companies, or granting any Person or group of Persons the right to elect or designate or nominate for election, a member of the board of directors (or similar governing body) of any Acquired Company and (iv) no Acquired Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or equivalent equity interests of the Acquired Companies. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act or the Exchange Act.

(d) As of the close of business on the Capitalization Date, (i) 2,380,952 Shares were subject to issuance pursuant to Company Warrants (which Company Warrants all have an exercise price of $0.0001), (ii) 12,944,373 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans (which Company Options have a weighted average exercise price of $10.40), (iii) 1,139,586 Shares were subject to issuance pursuant to Company RSUs granted and outstanding under the Company Equity Plans, (iv) 10,778,409 Shares were reserved for future issuance under the Company Equity Plans, (v) 2,639,010 Shares were reserved for future issuance under the Company ESPP and (vi) no Shares were held in treasury by the Company. As of the close of business on the Capitalization Date, a maximum of 160,935 Shares are estimated to be subject to outstanding purchase rights under the Company ESPP (determined in accordance with the terms of the ESPP, including applying the applicable discount to the closing price per Share on June 1, 2025 with respect to the offering period thereunder that commenced on such date and the closing price per Share on December 1, 2025 with respect to the offering period thereunder that commenced on such date and assuming that employee contributions continue until the Final Purchase Date (which is assumed to be May 31, 2026) at the levels in place as of the Capitalization Date). All outstanding Shares, Company Warrants, Company Options, and Company RSUs have been issued or granted, as applicable, in compliance in all material respects with applicable Law.

(e) Section 3.4(e) of the Company Disclosure Letter sets forth an accurate and complete list as of the Capitalization Date of each outstanding Company Option and Company RSU, including, as applicable, the holder, date of grant, expiration date, exercise price, and the vesting schedule or forfeiture conditions and number of Shares subject thereto.

(f) Except for Company Warrants, Company Options, Company RSUs, shares of capital stock or other equity interests in a Subsidiary of the Company owned by an Acquired Company or otherwise as set forth in this Section 3.4, as of the Capitalization Date, there are no (i) outstanding shares of capital stock of or other securities of any Acquired Company, (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company, in each case issued or granted by any Acquired Company, (iii) outstanding securities, instruments, bonds, debentures, notes or obligations issued or granted by any Acquired Company that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

3.5 SEC Filings; Financial Statements.

(a) Since January 1, 2024, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). None of the Company’s Subsidiaries are required to file any reports, schedules, forms, statements and other documents with the SEC. As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the

Exchange Act) and (iii) fairly presented, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments not material in amount).

(c) The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, which system includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. To the knowledge of the Company, since January 1, 2024 to the date of this Agreement, neither the Company nor the Company’s independent registered accountant nor the audit committee of the Board of Directors has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. As of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review and, to the knowledge of the Company, there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Offer, including the Schedule 14D-9 (the “Company Disclosure Documents”), and any amendments or supplements thereto, when filed with the SEC or first distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to the Acquired Companies that the Company furnishes to Parent or Purchaser specifically for use in the Offer Documents, at the time of the filing of the Offer Documents with the SEC and at the time the Offer Documents are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 3.5(g), the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser for inclusion or incorporation by reference in the Company Disclosure Documents or the Offer Documents.

3.6 Absence of Changes; No Material Adverse Effect.

(a) From September 30, 2025 through the date of this Agreement, except for discussions, negotiations and activities related to this Agreement and the process leading to the execution of this Agreement, the Acquired Companies have operated their respective businesses in all material respects in the ordinary course of business.

(b) From January 1, 2025 through the date of this Agreement, there has not occurred any Material Adverse Effect.

(c) From September 30, 2025 through the date of this Agreement, none of the Acquired Companies has taken any action that, if taken after the date of this Agreement without Parent’s prior written consent, would constitute a breach of the covenants set forth in clauses (viii), (ix), (x), (xi), (xii), (xviii), (xxii) or, with respect to the foregoing, (xxiv), of Section 5.2(b).

3.7 Undisclosed Liabilities. The Acquired Companies do not have any liabilities (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities or obligations (a) reflected or reserved against in the unaudited consolidated balance sheet of the Company as of September 30, 2025 that is included in the applicable Company SEC Documents filed prior to the date of this Agreement, (b) incurred pursuant to the terms of this Agreement, (c) for performance of obligations under Contracts binding upon the Acquired Companies (other than resulting from any breach thereof) that have been made available to Parent, (d) incurred in the ordinary course of business since September 30, 2025, (e) incurred following the date of this Agreement in compliance with (and to the extent specifically addressed by) Section 5.2(b), (f) owing by one Acquired Company to another Acquired Company or (g) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Title to Assets. The Acquired Companies have good and valid title to or, in the case of leased or licensed assets, a valid and enforceable leasehold interest in or license to, all assets (excluding Leased Real Property and Intellectual Property Rights, which are addressed in Section 3.9 and Section 3.10, respectively) owned, leased or licensed by them, and such assets are owned, leased or licensed by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.9 Real Property.

(a) The Acquired Companies do not own any real property.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth an accurate and complete list as of the date of this Agreement of all real property currently leased, subleased or licensed by or from the Acquired Companies or otherwise used or occupied by any of the Acquired Companies (the “Leased Real Property”). The Acquired Companies hold valid and existing leasehold interests in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2024, no Acquired Company has received any written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any of the Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Person leases, subleases, licenses or otherwise has the right to use or occupy under a Contract entered into by an Acquired Company any of the Leased Real Property other than, as applicable, the Acquired Companies, and, to the knowledge of the Company, no Person, other than the Acquired Companies, is in possession of any Leased Real Property.

3.10 Intellectual Property and Data Privacy.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, an accurate and complete list of all U.S. and foreign (i) issued Patents and Patent applications (together with all expired provisional applications to which any priority is claimed), (ii) Trademark registrations and applications and (iii) Copyright registrations and applications, in each case of the foregoing clauses (i), (ii) and (iii), that is Owned IP or Exclusively In-Licensed IP, and includes for each, the legal (and, if different, record) owner(s), the jurisdiction, the application and issuance/registration numbers, the filing and issuance/registration dates, and the current status (the “Registered Company IP”). To the knowledge of the Company, (A) the issued Patents, registered Copyrights (if any) and registered

Trademarks included in the Registered Company IP are subsisting, valid and enforceable in all material respects, and (B) all applications included in the Registered Company IP (excluding expired provisional applications and any withdrawn application serving as a priority application) are subsisting and have not been abandoned or withdrawn, in each case of the foregoing clauses (A) and (B), other than any such item designated in the “Status” column in Section 3.10(a) of the Company Disclosure Letter as “Abandoned,” “Allow to Lapse,” “Expired,” “Invalid,” or “Withdrawn.” As of the date of this Agreement, no Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending or, to the knowledge of the Company, threatened in writing (including in the form of any unsolicited notice to take a license), against any Acquired Company, in which the use, right to use, priority, registrability, duration, scope, ownership, validity or enforceability of any Owned IP, or, to the knowledge of the Company, any Licensed IP, in each case that is material to any of the Acquired Companies, is being contested or challenged. No Owned IP and, to the knowledge of the Company, no material Licensed IP has been since January 1, 2024 or is the subject of any Order (1) restricting the Acquired Companies’ rights in any material respect in, to and under such Company IP or the use, right to use, priority, registrability, duration, scope, ownership, validity or enforceability of any such Company IP or (2) triggering any royalties, license fees, honoraria or other payment obligations with respect to any such Company IP, excluding annuity, renewal, maintenance or other similar fees payable to a Governmental Body.

(b) The Acquired Companies are the sole and exclusive owners of the Owned IP and have a valid and enforceable right pursuant to a binding written Contract to use or practice all Licensed IP as currently used or practiced, and as currently intended to be used or practiced by the Acquired Companies in their businesses, in each case, free and clear of all Encumbrances other than Permitted Encumbrances, except as would not be, individually or in the aggregate, material to the Acquired Companies taken as a whole; provided that the foregoing shall not constitute a representation or warranty regarding the infringement, misappropriation or other violation of any Intellectual Property Rights of any Person, which matters are addressed exclusively in Section 3.10(e) and Section 3.10(f). To the knowledge of the Company, each Person who is or was an employee or contractor of an Acquired Company and who contributed to the creation or development of any Intellectual Property Rights for an Acquired Company has executed a valid agreement containing a present assignment to such Acquired Company of all of such employee’s or contractor’s rights to such Intellectual Property Rights, except as would not be, individually or in the aggregate, material to the Acquired Companies taken as a whole.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution is being or since January 1, 2024 has been used to create, in whole or in part, the Owned IP or, to the knowledge of the Company, the Exclusively In-Licensed IP, in each case, that covers TERN-701, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights to, or a license to use, such Intellectual Property Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Acquired Companies have, since January 1, 2024, taken reasonable steps to maintain the confidentiality of and otherwise protect their rights in all Know-How owned by, and in the possession of, an Acquired Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) To the knowledge of the Company, the operation of the Acquired Companies’ businesses as currently conducted does not infringe, misappropriate or violate, and since January 1, 2024 has not infringed, misappropriated or violated, in each case, in any material respect any Intellectual Property Rights of another Person. As of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is being threatened in writing) against an Acquired Company alleging any such infringement, misappropriation or violation.

(f) To the knowledge of the Company, no Person is infringing, misappropriating or violating, or since January 1, 2024, has infringed, misappropriated or violated, any Company IP that is owned or purported to be owned by an Acquired Company or, to the knowledge of the Company, that is exclusively licensed to an Acquired Company, in each case, that covers TERN-701. As of the date of this Agreement, no Legal Proceeding is pending or threatened in writing by an Acquired Company alleging any such infringement, misappropriation or violation with respect to TERN-701.

(g) Since January 1, 2024, (i) the computer systems, networks, hardware, digital storage media, applications and software of the Acquired Companies (collectively, the “IT Systems”) have not suffered any detected or reported material failures, (ii) the Acquired Companies have implemented commercially reasonable administrative and technical safeguards designed to protect the integrity, security and confidentiality of the IT Systems and Personal Information maintained by or on behalf of the Company, and (iii) there have been no material detected or reported unauthorized intrusions or material breaches of the security of the IT Systems or Personal Information maintained by or on behalf of any Acquired Company.

(h) Since January 1, 2024, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company (and, to the Company’s knowledge, each Collaboration Partner), has provided adequate notice and obtained any necessary consents, rights and authorizations necessary under all Laws, published or posted policies, or Contracts applicable to any Acquired Company relating to the Processing of Personal Information, data privacy, data protection, and data breach notification.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of each Contract, other than Contracts solely among Acquired Companies, to which any Acquired Company is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following (excluding any Employee Plan) to which any Acquired Company is a party or by which it is bound as of the date of this Agreement constitutes a “Material Contract”:

(i) any Contract that is a settlement, conciliation or similar agreement between any Acquired Company and any Governmental Body or other Person and (A) pursuant to which an Acquired Company will be required after the date of this Agreement to pay any material monetary obligations or (B) that contains material obligations or limitations on such Acquired Company’s conduct;

(ii) any Contract between any Acquired Company and any third Person (A) materially limiting the freedom or right of any Acquired Company (or, following the Closing Date, Parent or any of its Affiliates (other than the Acquired Companies)) to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company, (C) containing material exclusivity obligations or otherwise materially limiting the freedom or right of any Acquired Company to sell, distribute or manufacture any products or services for any other Person, or (D) including any ongoing or future obligation on an Acquired Company to purchase or otherwise obtain any material product or service exclusively from a single party or to purchase a specified minimum amount of goods or services in excess of $750,000 in the fiscal year ending December 31, 2026 or in any single fiscal year thereafter;

(iii) any Contract that requires by its terms the payment of cash or other consideration to any Acquired Company in an amount in excess of $1,000,000 in the fiscal year ending December 31, 2026 or in any single fiscal year thereafter or by any Acquired Company in an amount in excess of $1,000,000 in the fiscal year ending December 31, 2026 or in any single fiscal year thereafter, in each case excluding any engagement letters with legal counsel for legal services;

(iv) any Contract relating to Indebtedness of any Acquired Company with an aggregate principal or committed amount in excess of $750,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v) any Contract between an Acquired Company and a third Person (A) (1) for the disposition of any material assets or business of the Acquired Companies or (2) for the acquisition of a material portion of the assets or business of any third Person (whether by merger, sale of stock or assets or otherwise), in each case (1) or (2) that contains continuing material indemnification obligations (other than customary indemnification obligations relating to accuracy of representations and warranties, compliance with covenants and tax matters) or other “earn out” or other contingent payment obligations on the part of an Acquired Company; or (B) that contains a put, call, right of first refusal, right of first negotiation or similar right pursuant to which any Acquired Company could be required to dispose or acquire (1) any equity interests of any Person or (2) a material portion of the assets or business of any third Person (whether by merger, sale of stock or assets or otherwise);

(vi) any Contract which requires any Acquired Company to use commercially reasonable, diligent (or similar) efforts related to research, development, regulatory approval, commercialization, sales or marketing of any of product or product candidate of the Acquired Companies;

(vii) any Contract between any Acquired Company and any third Person constituting a material joint venture, collaboration, partnership or similar revenue sharing arrangement;

(viii) any Contract pursuant to which (A) an Acquired Company is granted a license, sublicense, option (including an option to obtain a license) or other right or interest in, to or under any Intellectual Property Right by any third party (excluding ownership rights or any option to obtain such ownership rights), (B) an Acquired Company is granted ownership rights to any material Intellectual Property Right or any option to obtain such ownership rights or (C) an Acquired Company grants a third party a license, assignment, sublicense, option, right or interest in or to, or otherwise Encumbers (excluding any Permitted Encumbrances that would not adversely affect TERN-701 or any Acquired Company’s rights in or to TERN-701 in any respect), any material Company IP or, following the Closing Date, any material Intellectual Property Rights of Parent or any of its Affiliates (other than an Acquired Company) (including the grant of an option to acquire a license or assignment), in each case of the foregoing clauses (A) through (C), other than (1) material transfer agreements, clinical trial agreements, nondisclosure agreements, services agreements, research agreements, generally commercially available software or technology agreements and other similar Contracts, in each case in this sub-clause (1), that are entered into in the ordinary course of business and in which grants of non-exclusive rights to use Intellectual Property Rights are incidental to and not material to performance under the Contract (such Contracts referenced in this sub-clause (1), “Incidental Contracts”) and (2) agreements (including invention assignment agreements) between an Acquired Company and its employees, independent contractors or consultants on the Acquired Companies’ standard forms thereof or that otherwise provide an Acquired Company with ownership of or exclusive rights under all Intellectual Property Rights generated by or on behalf of such employee, independent contractor or consultant pursuant to activities conducted under such agreement;

(ix) any Contract with a sole source supplier material to the conduct of the business of the Acquired Companies as currently conducted and with respect to which a reasonable alternative supplier is not available;

(x) any leases, subleases, licenses and other agreements pertaining to the use and occupancy of the Leased Real Property, including all material modifications, amendments, supplements, waivers, extensions, guaranties and side letters thereto;

(xi) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and

(xii) any Contract with any Affiliate (other than another Acquired Company), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing.

(b) As of the date of this Agreement, the Company has made available to Parent an accurate and complete copy of each Material Contract. No Acquired Company nor, to the knowledge of the Company, any other party thereto is in breach of, or default under, any Material Contract, and no Acquired Company, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract, in each case, except as would not reasonably be expected to be material to the Acquired Companies taken as a whole. Each Material Contract is, with respect to the Acquired Companies and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2024, the Acquired Companies have not received any written or, to the Company’s knowledge, oral, notice regarding any violation, breach or default under, termination of, or dispute with respect to, any Material Contract that has not since been cured, except as would not reasonably be expected to be material to the Acquired Companies taken as a whole.

3.12 Compliance with Laws. The Acquired Companies are, and since January 1, 2024 have been, in compliance with all applicable Law and, since January 1, 2024, no Acquired Company has been given written or, to the knowledge of the Company, oral, notice of, or been charged with, any violation of, any applicable Law, except, in each case, as would not reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect or (b) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein.

3.13 Regulatory Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Acquired Company and, to the Company’s knowledge, each Collaboration Partner (with respect to its activities for an Acquired Company) is, and since January 1, 2024 has been, in compliance with all Healthcare Laws, in each case as applicable to the operation of its business. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Company or, to the Company’s knowledge, Collaboration Partner (with respect to its activities for an Acquired Company) is subject to any ongoing enforcement, regulatory or administrative proceedings against such Acquired Company alleging non-compliance with any Healthcare Laws, and no Acquired Company or, to the Company’s knowledge, Collaboration Partner (with respect to its activities for an Acquired Company), since January 1, 2024, has received any written (or, to the knowledge of the Company, oral) notification or communication from the FDA or any other Governmental Body performing functions similar to those performed by the FDA (each, a “Healthcare Regulatory Authority”) alleging any non-compliance with any Healthcare Law, including any (i) FDA Form 483, warning letter or untitled letter or (ii) “Notice of Adverse Findings” from the FDA or similar notice from any other Healthcare Regulatory Authority.

(b) The Acquired Companies hold all material Regulatory Permits required for their business as currently conducted, and each such Regulatory Permit is valid and in full force and effect. The Acquired Companies are in compliance in all material respects with the terms and requirements of such Regulatory Permits. Since January 1, 2024, no material deficiencies or notice of any pending or threatened Legal Proceeding have been asserted in writing to an Acquired Company or, to the Company’s knowledge, to a Collaboration Partner by any Healthcare Regulatory Authority with respect to any Regulatory Permits of the Acquired Companies. The Acquired Companies have adopted and implemented an operational compliance program that is commercially reasonable, based on the size of the Acquired Companies and the stage of development of TERN-701, with policies, procedures and programs designed to assure that the Acquired Companies are in material compliance with all Healthcare Laws as applicable to the operation of their business.

(c) All preclinical and clinical investigations sponsored by the Acquired Companies since January 1, 2024 have been and are being conducted, and all data have been generated, analyzed, reviewed, and stored in connection therewith, in material compliance with applicable Healthcare Laws. Since January 1, 2024, no Acquired Company or, to the Company’s knowledge, Collaboration Partner (with respect to its activities for an Acquired Company) has received any written notice or other correspondence from any Healthcare Regulatory Authority, other Governmental Body, or institutional review board with respect to any ongoing preclinical or clinical investigations requiring the termination or suspension or material modification of such investigation. The Acquired Companies and, to the Company’s knowledge, the Collaboration Partners, have, since January 1, 2024, developed, tested, manufactured, labeled, packaged, handled, stored, distributed, imported, and exported their products and product candidates in compliance in all material respects with applicable Healthcare Laws, including as relating to the integrity of data generated or used in any clinical trials or other studies for TERN-701, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Acquired Companies, since January 1, 2024, have filed with the FDA and any other applicable Healthcare Regulatory Authorities or Governmental Bodies all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports, except as would not be, individually or in the aggregate, material to the Acquired Companies taken as a whole. All such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable Healthcare Laws when filed, and no deficiencies or written (or, to the knowledge of the Company, other) notices of any pending or threatened Legal Proceeding have been asserted in writing to an Acquired Company by any applicable Healthcare Regulatory Authority or other Governmental Body with respect to any such filings, declarations, listings, registrations, reports or submissions which have not been timely corrected, in each case, except as would not be, individually or in the aggregate, material to the Acquired Companies taken as a whole.

(e) To the knowledge of the Company, no Acquired Company or Collaboration Partner (with respect to its activities for an Acquired Company), since January 1, 2024, has (i) made an untrue statement of a material fact or fraudulent statement to any Healthcare Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to any Healthcare Regulatory Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case of clauses (i) through (iii)) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any other Healthcare Regulatory Authority to invoke any similar policy. No Acquired Company nor, to the knowledge of the Company, any Collaboration Partner or officer, employee, or agent of any Acquired Company or of a Collaboration Partner, since January 1, 2024, has been debarred, excluded from participation in federal healthcare programs or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Law or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Law.

(f) The Company has made available to Parent and its advisors accurate and correct copies of the following materials in the possession of the Acquired Companies as of the date of this Agreement: (i) Investigational New Drug Applications with respect to TERN-701, (ii) all material correspondence to or from the FDA and any other Governmental Body, in each case in this clause (ii) held by any of the Acquired Companies concerning (A) TERN-701, (B) the Acquired Companies’ compliance with applicable Laws regarding TERN-701, and (C) the likelihood or timing of, or requirements for, regulatory approval of TERN-701 and (iii) all material information requested by Parent concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of TERN-701.

3.14 Certain Business Practices. No Acquired Company, nor any of its directors or officers nor, to the Company’s knowledge, any of its employees or other Representatives (in each case, acting in the capacity of a Representative of such Acquired Company) has (a) used any funds (whether of an Acquired Company or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Person, in each case in order to obtain an improper competitive advantage, induce the recipient to violate a lawful duty, receive favorable treatment in obtaining or retaining business, or for any other improper purpose, in violation of applicable Anti-Corruption Laws, (d) accepted any unlawful payments or (e) violated any provision of any applicable Anti-Corruption Laws or any rules or regulations promulgated thereunder, applicable anti-money laundering laws or any rules or regulations promulgated thereunder, in each case of the foregoing clauses (a) through (e) except as would not reasonably expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole. Since January 1, 2021 to the date of this Agreement, no Acquired Company has received any written communication from a Governmental Body that alleges any of the foregoing (a) through (e) and no Acquired Company is, or has been, under administrative, civil, or criminal indictment, information, suspension, debarment, or audit (other than a routine audit) by any Governmental Body, in connection with alleged or possible violations of any Anti-Corruption Law.

3.15 Governmental Authorizations. The Acquired Companies hold all material Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which such business is currently being conducted. The Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, except as would not reasonably be expected to (a) have, individually or in the aggregate, a Material Adverse Effect or (b) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except as would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) individually or in the aggregate, impair, prevent or materially delay the Company’s ability to consummate the Transactions on the terms set forth herein.

3.16 Tax Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) (i) Each of the Tax Returns required to be filed by or on behalf of an Acquired Company with any Governmental Body (the “Company Returns”) have been filed on or before the applicable due date (including any extensions of such due date), and have been prepared in accordance with all applicable Law and are accurate and complete, (ii) all Taxes shown on the Company Returns as due and payable by an Acquired Company have been paid or, where payment is not yet due, an adequate accrual for all material Taxes through the end of the last period for which the Acquired Companies ordinarily record items on their respective books has been established in accordance with GAAP, and (iii) all Taxes required to be withheld have been withheld and paid, in each case, to the relevant Governmental Body, in the case of clauses (i) through (iii).

(b) To the knowledge of the Company, (i) there are no pending examinations or audits of any Company Return in progress involving material Taxes and (ii) since January 1, 2024, no unresolved written claim has been received by any Acquired Company from any Governmental Body in any jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxes in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any material Company Returns has been granted and is currently in effect (or has been requested, which request is currently pending) other than automatic extensions or waivers obtained in the ordinary course of business.

(c) To the knowledge of the Company, no Legal Proceeding involving the IRS or any other Governmental Body is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any material Tax, and no deficiency of material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, accrued for or been contested in good faith and in accordance with applicable Law. No Acquired Company has received in writing any notice indicating intent to open an audit or other review, any notice of deficiency, any notice of proposed adjustment or any request for information, in each case in respect of Taxes or any Tax Return, from any Governmental Body.

(d) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, no Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Company) or (ii) has any liability for the Taxes of any other Person (other than another Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law), or as a transferee or successor or otherwise (other than pursuant to agreements not primarily related to Taxes and entered into in the ordinary course of business).

(e) During the two (2)-year period ending on the date of this Agreement, none of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) No Acquired Company has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to Closing or (v) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. income Tax law) arising from any transaction that occurred prior to the Closing.

(h) No Acquired Company is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(i) There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other than Permitted Encumbrances.

(j) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 and in Sections 3.5, 3.7 and 3.18 are the sole and exclusive representations and warranties of the Acquired Companies with respect to Taxes and no other representation or warranty of the Acquired Companies contained herein shall be construed to relate to Taxes (including their compliance with any Law). For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

3.17 Employee Matters.

(a) The Company has made available to Parent an accurate and complete list of each officer and employee of the Acquired Companies as of the date hereof, setting forth therein the following information: (i) name, (ii) current job title, (iii) date of hire, (iv) exempt classification status under the Fair Labor Standards Act, (v) full-time or part-time status, (vi) work location (identified by city and state), (vii) annual base salary or wage rate, (viii) annual incentive or bonus compensation target for the current calendar year (or other applicable bonus period), (ix) whether such employee is currently on disability or other leave of absence (other than short-term absences of less than six (6) weeks), (x) employing entity and (xi) visa status.

(b) None of the Acquired Companies is or has been a party to any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and no employees of any of the Acquired Companies are or have been represented by any labor union or other labor organization with respect to their employment with any Acquired Company.

(c) No demand for recognition as the exclusive bargaining representative of any employees of any Acquired Companies has been made by or on behalf of any labor or similar organization. There is no pending or, to the knowledge of the Company, threatened, material strike, lockout, slowdown, or work stoppage by or with respect to the employees of any of the Acquired Companies.

(d) There has been no “mass layoff” or “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law) with respect to any of the Acquired Companies for which there is any unsatisfied liability.

(e) To the knowledge of the Company, no employee of an Acquired Company who is an executive officer is a party to, or is otherwise bound by, any agreement, including any confidentiality or non-competition agreement, that in any material way prohibits, adversely affects or restricts the performance of such individuals duties as presently conducted.

(f) To the knowledge of the Company, since January 1, 2024, no allegations of sexual or other harassment or discrimination have been made against any current or former employee or individual independent contractor of an Acquired Company and none of the Acquired Companies have entered into any settlement agreements with any current or former employee or individual independent contractor of an Acquired Company regarding the foregoing.

3.18 Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of the material Employee Plans (other than any employment, equity grant notices, and related documentation, with respect to employees of any Acquired Company and agreements with individual consultants, in each case entered into on the standard forms made available to Parent prior to the date of this Agreement, but including all such standard forms). To the extent applicable, the Company has either delivered or made available to Parent prior to the date of this Agreement with respect to each material Employee Plan accurate and complete copies of (i) (A) with respect to each material Company Plan and each PEO Plan intended to include a Code Section 401(k) arrangement, all plan documents and all amendments thereto and (B) with respect to each PEO Plan not intended to include a Code Section 401(k) arrangement, all material plan documents and all material amendments thereto, and, in each case, all related trust or other funding documents, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recent summary plan descriptions and any material modifications thereto, (iv) the most recent annual report on Form 5500 filed with the IRS and the most recent financial statement and actuarial valuation or similar report and (v) a copy of all material, non-routine correspondence with any Governmental Body received or sent by any Acquired Company within the last three (3) years. No Employee Plan is subject to the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any service provider subject to the Laws of any jurisdiction outside of the United States.

(b) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has within the preceding six (6) years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA.

(c) Each Employee Plan and, to the knowledge of the Company with respect to any Acquired Company’s participation in the PEO Plans, each PEO Plan that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and, to the knowledge of the Company with respect to the PEO Plans, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. Each Employee Plan and, to the knowledge of the Company with respect to any Acquired Company’s participation in the PEO Plans, each PEO Plan is now and has been operated in compliance in all material respects with its terms and all applicable Law, including ERISA and the Code.

(d) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law), no Acquired Company or any Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of any Acquired Company pursuant to any retiree medical benefit plan or other retiree welfare plan.

(e) Except as provided in Section 2.8, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer, individual independent contractor or other individual service provider of any Acquired Company to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such employee, director, officer, individual independent contractor or other individual service provider, (iii) directly or indirectly cause any Acquired Company to transfer or set aside any assets to fund any benefits under any Employee Plan or (iv) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code. No Acquired Company has an obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(f) No Acquired Company has committed to amend any Employee Plan in a manner that would reasonably be expected to materially increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the fiscal year in which the Closing Date occurs, other than changes to broad-based health and welfare plans in the ordinary course of business.

3.19 Environmental Matters.

(a) The Acquired Companies are and since January 1, 2021 have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date of this Agreement, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Company or in respect of any Leased Real Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Since January 1, 2021 through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Acquired Company has received any written notice, report or other information of or entered into any legally binding agreement or Order involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of any Acquired Company relating to or arising under Environmental Laws.

(d) The Company has not released any Hazardous Materials other than in compliance with Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there have not been any Hazardous Materials present on any Leased Real Property that could give rise to liability of the Acquired Companies under Environmental Laws, and there has not been any Release by any third party on, upon, into, or from any real property including Leased Real Property for which any Acquired Company could be held liable under Environmental Laws, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) No Acquired Company has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20 Insurance. The Company has delivered or made available to Parent an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Acquired Companies as of the date of this Agreement. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.21 Legal Proceedings; Orders.

(a) There are no Legal Proceedings pending (or, to the knowledge of the Company, threatened) against any Acquired Company or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, except as would not reasonably expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole; provided that, with respect to any Legal Proceedings to the extent relating to the execution, delivery, performance or consummation of this Agreement or any of the Transactions, the representations and warranties in this Section 3.21(a) are made only as of the date of this Agreement.

(b) There is no Order to which an Acquired Company is subject, except as would not reasonably expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole; provided that, with respect to any Orders to the extent relating to the execution, delivery, performance or consummation of this Agreement or any of the Transactions, the representations and warranties in this Section 3.21(b) are made only as of the date of this Agreement.

(c) To the knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Body with respect to an Acquired Company is pending or is being threatened, except as would not reasonably expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole.

3.22 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.7, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other Takeover Laws are, and will be, to the extent such restrictions can be rendered inapplicable by action of the Board of Directors under Laws, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the other Transactions.

3.23 Opinion of Financial Advisors. The Board of Directors has received an opinion (which has been or will be confirmed by a written opinion) of each of Centerview Partners LLC and Jefferies LLC to the effect that, as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications as set forth therein, the Offer Price or Merger Consideration of $53.00 per Share to be paid to the holders of Shares (other than, as applicable, Excluded Shares, Dissenting Shares or any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement in the Offer and the Merger is fair, from a financial point of view, to the holders of such Shares. The Company will make available to Parent, solely for informational purposes and on a non-reliance basis, a signed copy of each such opinion as promptly as practicable following the date of this Agreement.

3.24 Brokers and Other Advisors. Except for Centerview Partners LLC and Jefferies LLC, no broker, finder, investment banker, financial advisor or other Person performing similar functions is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.25 Exclusivity of Representations and Warranties. Except for the representations and warranties expressly set forth in this Article III, (a) neither the Company, nor any other Acquired Company, nor any of their respective Affiliates or Representatives (or any other Person) makes, or has made, any representations or warranties whatsoever regarding the Acquired Companies, their respective business and operations, the Transactions or the subject matter of this Agreement, express, implied or statutory and (b) no Person has been authorized by the Company or any other Acquired Company to make any representation or warranty regarding the Acquired Companies, their respective business and operations, the Transactions or the subject matter of this Agreement, and if made, any such representation or warranty shall not be relied upon by Parent, Purchaser or any of their respective Affiliates or any Representatives as having been authorized by the Company or any other Acquired Company. The representations and warranties expressly set forth in this Article III constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Acquired Companies, their respective business and operations, the Transactions or the subject matter of this Agreement and all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies. Neither the Company, nor any other Acquired Company, nor any of their respective Affiliates and Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to any estimates, projections, forecasts, forward-looking statements or business plans, with respect to any presentations by the Board of Directors or management of the Company, or with respect to any due diligence information provided to or addressed to Parent, Purchaser or their respective Affiliates or Representatives unless, and solely to the extent, the applicable information is expressly included in a representation or warranty contained in this Article III.

3.26 Acknowledgement by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding Parent or Purchaser or any of their respective Affiliates, their respective business and operations, the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV. Such representations and warranties by Parent and Purchaser constitute the sole and exclusive representations and warranties of Parent and Purchaser in connection with Parent and Purchaser and their respective Affiliates, their respective business and operations, the Transactions or the subject matter of this Agreement and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization; Formation of Purchaser.

(a) Each of Parent and Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate or other organizational power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used, in each case ((i) and (ii)) except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Purchaser was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Purchaser’s formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Purchaser, free and clear of all Encumbrances, except for restrictions on transfer under applicable securities Laws.

4.2 Due Authorization; Due Execution; Enforceability. Parent and Purchaser each has the corporate or other organizational power and authority to execute and deliver and perform their respective obligations under this Agreement and to consummate the Transactions. Prior to the execution and delivery of this Agreement, the board of managers of Parent and the board of directors of Purchaser have each approved the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions, including the Offer and the Merger. This Agreement has been duly executed and delivered by Parent and Purchaser, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Purchaser and is enforceable against Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable foreign Antitrust Laws, and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by Parent and Purchaser and the consummation of the Transactions by Parent and Purchaser will not (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Purchaser, (ii) cause a violation by Parent or Purchaser of any applicable Law or Order or (iii) require any consent under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), give rise to any right of termination, or result in the loss of a material benefit, under any provision of any Contract to which Parent or Purchaser is a party, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), Takeover Laws, the DGCL (including the filing of the certificate of merger with the Secretary of State of Delaware), the HSR Act and any applicable foreign Antitrust Laws and the applicable rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by Parent and Purchaser and the consummation of the Transactions by Parent and Purchaser shall not require Parent or Purchaser, or any of Parent’s other Affiliates, to give notice to, make any filing with or obtain any Consent from any Governmental Body, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s or Purchaser’s stockholders is necessary to approve this Agreement or any of the Transactions (except in the case of Purchaser as shall be obtained immediately after execution of this Agreement).

4.4 Disclosure. The Offer Documents, and any amendments or supplements thereto, when filed with the SEC or first distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Offer Documents, at the time of the filing of such Offer Documents or any supplement or amendment thereto with the SEC and at the time such Offer Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information with respect to Parent or Purchaser that Parent or Purchaser furnishes to the Company specifically for use in the Schedule 14D-9, at the time of the filing of the Schedule 14D-9 with the SEC and at the time the Schedule 14D-9 is first distributed or disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 4.4, neither Parent nor Purchaser makes any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Company Disclosure Documents.

4.5 Legal Proceedings; Orders. There are no Legal Proceedings pending (or, to the knowledge of Parent or Purchaser, threatened) against Parent or Purchaser, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Purchaser, there is no Order to which Parent or Purchaser is subject, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent or Purchaser, as of the date of this Agreement, no investigation by any Governmental Body with respect to Parent or Purchaser is pending or is being threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Funds. As of the date of this Agreement and at all times through the Effective Time, Parent has and will have (and will make available to Purchaser in a timely manner) immediately available funds in cash or amounts available under existing credit facilities in an amount sufficient to carry out all of Parent and Purchaser’s obligations under this Agreement and to consummate the Transactions by payment in cash of the aggregate Offer Price payable following the Offer Acceptance Time, the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable to holders of Company Warrants, Company Options and Company RSUs following the Effective Time pursuant to Section 2.8 and Section 2.9.

4.7 Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. Neither Parent nor Purchaser is, nor for the past three (3) years has been, an “interested stockholder” of the Company under Section 203(c) of the DGCL.

4.8 Acknowledgement by Parent and Purchaser.

(a) Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the Acquired Companies, their respective business and operations, the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III or referred to in the certificate delivered pursuant to clause (e) of Annex I. Such representations and warranties by the Acquired Companies constitute the sole and exclusive representations and warranties of the Acquired Companies in connection with the Acquired Companies, their respective business and operations, the Transactions or the subject matter of this Agreement and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies.

(b) Each of Parent and Purchaser acknowledges and agrees (for itself and on behalf of its Affiliates and Representatives) that each of them has (i) conducted such investigation, analysis and evaluation of the Acquired Companies and their respective business and operations, and made such reviews and inspections of the condition, business, results of operations, properties, assets and prospects of the Acquired Companies as it has deemed necessary or appropriate, (ii) had the opportunity to request such information it has deemed relevant to the foregoing from the Company, and (iii) in making its decision to enter into this Agreement and to consummate the Transactions, relied solely on such investigation, analysis and evaluation of the Acquired Companies and their respective business and operations.

(c) In connection with the due diligence investigation of the Acquired Companies by Parent and Purchaser and their respective Affiliates or Representatives, Parent and Purchaser and their respective Affiliates and Representatives have received and may continue to receive after the date of this Agreement from the Company, the other Acquired Company and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the

Acquired Companies and their respective businesses and operations. Parent and Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that Parent and Purchaser will have no claim against the Acquired Companies, or any of their respective Affiliates or Representatives, or any other Person with respect thereto unless, and solely to the extent, any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Purchaser hereby acknowledge and agree that neither the Acquired Companies nor any of their respective Affiliates or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly included in a representation or warranty contained in Article III.

4.9 Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Purchaser, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their respective Subsidiaries.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide Parent and Parent’s Representatives with reasonable access during normal business hours of the Company to the Company’s designated Representatives and assets and to all existing books, records, documents and information of the Acquired Companies, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Acquired Companies as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any of the Acquired Companies to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion, (a) jeopardize any attorney-client or other legal privilege (provided that the Acquired Companies shall reasonably cooperate with Parent to permit disclosure in a manner that does not waive such privilege with respect thereto), (b) contravene any applicable Law (provided that the Acquired Companies shall reasonably cooperate with Parent to permit disclosure in a manner to the extent permitted by Laws) or (c) contravene any Contract to which an Acquired Company is a party or by which an Acquired Company is bound (provided that the Acquired Companies shall reasonably cooperate with Parent to permit disclosure in a manner to the extent permitted by such Contract). Notwithstanding the foregoing, and without prejudice to Sections 5.3 or 6.1, nothing in this Section 5.1 shall require an Acquired Company to disclose any information to Parent or Parent’s Representatives if such information relates to (i) the Transactions, or any similar transaction involving an Acquired Company or the process leading to the execution of this Agreement, (ii) any Acquisition Proposal or (iii) a Company Adverse Recommendation Change. Any information disclosed pursuant to this Section 5.1 shall be subject to, and Parent and its Representatives shall comply with the terms of, the Mutual Confidential Disclosure Agreement, effective September 28, 2023, by and between the Company and Parent, and as amended by that certain Amendment No. 1 dated July 28, 2025, that certain Amendment No. 2 dated December 22, 2025, and that certain Amendment No. 3 effective as of February 6, 2026 (as amended, the “Confidentiality Agreement”).

5.2 Operation of the Acquired Companies’ Business.

(a) During the Pre-Closing Period, except (x) (1) as expressly required or otherwise expressly permitted under this Agreement, (2) as required by applicable Law or (3) to the extent necessary to comply with the terms of any Material Contract in effect as of the date hereof, a true and accurate copy of which has been made available to Parent, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 5.2 of the Company Disclosure Letter, the Company shall, and shall cause each other Acquired Company to, use commercially reasonable efforts to conduct their respective business in the ordinary course in all material respects, to preserve intact their respective current business organizations, material assets and material permits, including keeping available the services of current officers and key employees, and to maintain all material respects its respective relations and goodwill with all material suppliers, material customers, material licensors, material licensees, Governmental Bodies and other material business relations; provided that any action the subject matter of which is specifically addressed by any provision of Section 5.2(b) shall be deemed compliant with this Section 5.2(a) if compliant with Section 5.2(b).

(b) During the Pre-Closing Period, except (x) (1) as expressly required or otherwise expressly permitted under this Agreement, (2) as required by applicable Law or (3) to the extent necessary to comply with the terms of any Material Contract in effect as of the date hereof, a true and accurate copy of which has been made available to Parent, (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (z) as set forth in Section 5.2 of the Company Disclosure Letter, the Company shall not, and shall cause each other Acquired Company not to:

(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or other equity interests or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock (including the Shares) other than (1) dividends or other distributions to the Company or another wholly owned Acquired Company, (2) repurchases of Shares pursuant to the Company’s right (under written commitments in effect as of the date of this Agreement) to purchase Shares held by an employee, director, officer, individual independent contractor or other individual service provider of any Acquired Company upon termination of such Person’s employment or engagement with any such Acquired Company, (3) repurchases or forfeitures of Company Warrants, Company Options or Company RSUs (or, in each case, Shares issued upon the exercise or settlement thereof), pursuant to the terms thereof, including pursuant to any “cashless exercise” or (4) in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Warrants, Company Options or Company RSUs pursuant to the terms thereof;

(ii) split, combine, subdivide or reclassify any Shares or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock or other equity interest, (B) any option, call, warrant or right to acquire any capital stock or other equity interest, (C) any phantom equity or similar contractual rights or (D) any instrument convertible into or exchangeable for any capital stock or other equity interest, other than the issuance of Shares as required to be issued upon the exercise or vesting (as the case may be) of Company Warrants, Company Options or Company RSUs outstanding as of the date hereof (or granted after the date of this Agreement as permitted by Section 5.2(b)(iv) of the Company Disclosure Letter) and in accordance with the terms thereof, or issuable to participants in the Company ESPP in connection with the Final Purchase Date and accordance with the terms thereof;

(iv) except as contemplated by Section 2.8 or as required under any Employee Plan as in effect on the date of this Agreement and made available to Parent (or adopted, established, entered into or amended after the date of this Agreement in compliance with this Agreement), (A) establish, adopt, terminate or amend any Employee Plan (other than amendments to a PEO Plan made by a sponsoring entity if such amendment is applicable to participating employers generally), (B) hire any employee or individual independent contractor with an annual base salary or fee of $250,000 or more, or terminate without cause any employees or individual independent contractors, (C) gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code, (D) take any action to fund the payment of compensation or benefits under any Employee Plan, (E) amend or waive any rights under, or accelerate the vesting under, any provision of any of the Employee Plans, (F) grant any employee or director any increase in compensation, bonuses or other benefits (including severance, change in control, and retention arrangements), or (G) grant, amend or modify, or exercise any discretionary authority to accelerate the vesting of, any awards under any Company Equity Plan, except in accordance with Section 2.8, except that the Acquired Companies may make usual and customary de minimis cash incentive compensation payments in the ordinary course of business consistent with past practice;

(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or equivalent organizational documents (except for immaterial or ministerial amendments);

(vi) form any Subsidiary or establish any material joint venture, partnership or similar arrangement;

(vii) make or commit to any capital expenditures in excess of $250,000 individually or $750,000 in the aggregate;

(viii) make any investment in or capital contribution to, or any loan or advance to, any other Person outside the ordinary course of business, other than advances of expenses to directors, officers and employees pursuant to the organizational documents of any Acquired Company or existing indemnification agreements made available to Parent;

(ix) acquire any Person, or acquire any assets constituting an operating business or line of business, other than acquisitions for consideration that does not exceed $500,000 individually or $2,000,000 in the aggregate (it being understood that this clause (ix) does not apply to (A) Intellectual Property Rights, which are exclusively addressed in clause (xiii), (B) real property, which is exclusively addressed in clause (xiv) or (C) capital expenditures, which is exclusively addressed in clause (vii));

(x) sell, assign, transfer or otherwise dispose of any assets, other than (A) obsolete equipment that is no longer useful in the conduct of the ordinary course of business or (B) assets (excluding any drug product or drug substance or other inventory of TERN-701 that is not otherwise used in ongoing clinical trials) for consideration that does not exceed $500,000 individually or in the aggregate (it being understood that this clause (x) does not apply to (1) Intellectual Property Rights, which are exclusively addressed in clause (xiii), or (2) real property, which is exclusively addressed in clause (xiv));

(xi) mortgage, pledge or subject to any Encumbrances any material assets, except Permitted Encumbrances;

(xii) incur or guarantee any Indebtedness for borrowed money in excess of $750,000 in the aggregate;

(xiii) acquire, license, sublicense, sell, transfer, abandon, relinquish, permit to lapse or Encumber (excluding any Permitted Encumbrances that would not adversely affect TERN-701 or any Acquired Company’s rights in or to TERN-701 in any respect) any Intellectual Property Right, other than (A) the lapse of any Intellectual Property Right expiring at the end of its final statutory term after exhausting all possible extensions thereof or (B) in the ordinary course of business (including (x) the abandonment of any application for registration of any such Intellectual Property Right in the ordinary course of business and (y) the taking of such action in connection with entering into Incidental Contracts in the ordinary course of business);

(xiv) acquire any ownership interest in any real property;

(xv) (A) amend or modify in any material respect, or voluntarily terminate, any Material Contract (except for the expiration of any Material Contract in accordance with its terms), (B) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract or (C) enter into any Contract which would have been a Material Contract if such Contract was outstanding as of the date of this Agreement, or renew or extend any Material Contract (in each case in this subclause (C), except a Material Contract of the type described in Section 3.11(a)(iii), to the extent entered into, renewed or extended in the ordinary course of business; provided that such Contract entered into, renewed or extended pursuant to this parenthetical may not contain any of the terms described in Section 3.11(a)(ii));

(xvi) (A) make any material change to any accounting method or accounting period used for Tax purposes that has a material effect on Taxes, (B) rescind or change any material Tax election, (C) file a material amended Tax Return, (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment, (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to a material Tax refund or (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return, other than automatic waivers or extensions obtained in the ordinary course of business;

(xvii) change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial or reserving methods or practices in any respect, except as required by GAAP;

(xviii) settle, release, waive or compromise any Legal Proceeding against any Acquired Company, other than any settlement, release, waiver or compromise that does not result in the imposition of material non-monetary relief and does not result in monetary obligations in excess of $250,000 individually or $500,000 in the aggregate (in each case excluding monetary obligations that are entirely funded by an indemnity obligation to, or an insurance policy of, any Acquired Companies); provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Transactions or any other agreements contemplated hereby shall be subject to Section 2.7 or Section 6.5, as applicable;

(xix) commence or initiate any Legal Proceeding to the extent relating to any Company IP (other than the making of any counterclaims in any Legal Proceeding commenced or initiated by any third party against any Acquired Company);

(xx) adopt, enter into or amend any collective bargaining agreement or other Contract with any labor organization or other employee representative body;

(xxi) only if applicable to, or otherwise if it would reasonably be expected to adversely affect, Parent, any of its Affiliates or the Transactions, adopt or implement any stockholder rights plan or similar arrangement, or enter into any agreement with respect to the voting of its capital stock;

(xxii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies;

(xxiii) (A) commence any clinical study other than those set forth on Section 5.2(b)(xxiii) of the Company Disclosure Letter, or (B) unless mandated by any Governmental Body, make any material change to, discontinue, terminate or suspend any clinical study; or

(xxiv) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxiii) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Purchaser, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Offer Acceptance Time. Prior to the Offer Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not prohibit the Company from providing any information to Parent in accordance with, and does not in any manner prevent the Company from complying with, this Section 5.3 or Section 6.1, and (ii) (A) contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that such agreement need not include any standstill provisions or similar restrictions, or (B) was entered into by the Company prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar restrictions with any Person or group of Persons.

(b) Except as permitted by this Section 5.3, during the Pre-Closing Period the Acquired Companies shall not, and shall cause their directors and officers not to, and shall not authorize or knowingly permit their respective other Representatives to, directly or indirectly, (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or (ii) (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information, or afford access to the business, properties, assets, books or records of any Acquired Company, in connection with, or for the purpose of soliciting or knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (C) enter into any letter of intent, Contract, commitment, agreement in principle, acquisition agreement or similar agreement with respect to an Acquisition Proposal, (D) take any action or exempt any third party from the restriction on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational documents of the Company, or grant a waiver under Section 203 of the DGCL or (E) resolve, propose or agree to do any of the foregoing. The Acquired Companies shall, and shall cause their directors and officers to, and shall instruct their respective other Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third Person, its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall distribute a request as promptly as practicable (and in any event within two (2) business days after the date hereof) to any such third Person, its Representatives and its financing sources in possession of confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) in accordance with the applicable confidentiality agreement between the Company and such Person. The Company will promptly (and in any event within one (1) business day after the date hereof) terminate all physical and electronic “data room” or similar access previously granted to any such Persons.

(c) Notwithstanding anything in this Agreement to the contrary, if at any time after the execution and delivery of this Agreement and prior to the Offer Acceptance Time any Acquired Company or any of their Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons in circumstances not involving a material breach of the obligations set forth in this Section 5.3 or Section 6.1, which Acquisition Proposal was made or renewed after the execution and delivery of this Agreement, and the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and that failure to take such action described in clauses (i) or (ii) below, as applicable, would be inconsistent with the fiduciary duties of the Board of Directors under applicable Law, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and the Representatives of such Person or group of Persons; provided that the Company shall substantially concurrently provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person to the extent access to such information was not previously provided to Parent or its Representatives and (ii) subject to the execution or existence of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and the Representatives of such Person or group of Persons.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent in writing if any inquiries, proposals or offers with respect to an Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal are received by any Acquired Company or any of its Representatives and provide to Parent a copy of any written Acquisition Proposal (including the identity of the Person making such inquiry, proposal or offer, the material terms and conditions thereof and any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto, to the extent such documents are provided to the Company in connection with such Acquisition Proposal) and (ii) keep Parent reasonably informed on a reasonably current basis (and in any event, within twenty-four (24) hours) of the status of and any material developments, discussions or negotiations regarding any Acquisition Proposal (including any material changes to the terms thereof), and reasonably inform Parent of the status of such Acquisition Proposal on a reasonably prompt basis. Without limiting the generality of the foregoing, the Company shall, promptly upon receipt or delivery thereof, provide Parent (and its outside counsel) with copies of material documentation (which shall include any proposals or offers) relating thereto that is exchanged between such Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within twenty-four (24) hours after the receipt or delivery thereof.

(e) Nothing in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law, it being understood that this Section 5.3(e) shall not be deemed to permit the Company or the Board of Directors to make a Company Adverse Recommendation Change other than in accordance with Section 6.1(b).

(f) The Company shall inform its Representatives with respect to the Transactions of the provisions of this Section 5.3 and Section 6.1. The Company acknowledges and agrees that, for purposes of determining whether a breach of this Section 5.3 or Section 6.1 has occurred, the actions of the Company Subsidiaries and their respective Representatives acting in their authorized capacities on behalf of the Company or any of its Subsidiaries shall be deemed to be the actions of the Company, and the Company shall be responsible for any breach of this Section 5.3 and Section 6.1 by its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives acting in their authorized capacities on behalf of the Company or any of its Subsidiaries, as the case may be.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) Subject to Section 6.1(b), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents and, absent a Company Adverse Recommendation Change, to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. During the Pre-Closing Period, subject to Section 6.1(b), neither the Board of Directors nor any committee thereof shall (i) withhold, withdraw or modify (or publicly propose or resolve to withhold, withdraw or modify), the Company Board Recommendation, (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal or (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), whether such agreement is binding or non-binding (any action described in clauses (i), (ii) and (iii) being referred to as a “Company Adverse Recommendation Change”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Offer Acceptance Time:

(i) if any Acquired Company has received a bona fide written Acquisition Proposal from any Person in circumstances not involving a material breach of Section 5.3 or Section 6.1 that has not been withdrawn and, after consultation with the Company’s financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Proposal, then (x) the Board of Directors may make a Company Adverse Recommendation Change or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a binding written definitive agreement with respect to such Superior Proposal, in each case under (x) or (y), only if (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Law, (B) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) at least four (4) business days prior to making any such Company Adverse Recommendation Change or effectuating such termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if desired by Parent, during such four (4)-business day period shall have negotiated in good faith with Parent to enable Parent to prepare in writing a binding proposal to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (C) after giving effect to the binding proposals made by Parent during such period, if any, after consultation with the Company’s financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors under applicable Law. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1. The provisions of this Section 6.1(b)(i) shall also apply to any amendment to the financial terms or any other material amendment to any Acquisition Proposal and shall require a new Determination Notice, except that the references to four (4) business days shall be deemed to be two (2) business days; and

(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change only if (A) an Intervening Event has occurred, (B) in response to such Intervening Event, the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors under applicable Law, (C) the Company shall have given Parent a Determination Notice at least four (4) business days prior to making any such Company Adverse Recommendation Change and, if desired by Parent, during such four (4)-business day period shall have negotiated in good faith with Parent to enable Parent to prepare in writing a binding proposal to effect revisions to the terms of this Agreement such that a Company Adverse Recommendation Change would no longer be necessary and (D) after giving effect to the binding proposals made by Parent during such period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors shall have determined, in good faith, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors under applicable Law. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to any Intervening Event and shall require a new Determination Notice and notice period, except that the references to four (4) business days shall be deemed to be two (2) business days.

6.2 Reasonable Best Efforts.

(a) The Parties agree to use their reasonable best efforts to take promptly any and all steps necessary to consummate and make effective, as promptly as practicable and in any event prior to the End Date, the Offer and the Merger and the other Transactions and to avoid or eliminate each and every impediment under applicable Law, that may be asserted by any Governmental Body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date. Without limiting the generality of the foregoing, each Party shall use its reasonable best efforts to (i) make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer and the Merger and the other Transactions pursuant to any applicable Laws or Material Contract and (ii) use reasonable best efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Law or Material Contract by such Party in connection with the Transactions. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, any Subsidiary of Parent (including Purchaser) or any Acquired Company be required to (and without the prior written consent of Parent, no Acquired Company shall), in connection with obtaining any Consent in connection with the Transactions, (A) pay or make or commit to pay or make any fee, penalty or other consideration or any other accommodation or (B) agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract with any party to any Contract. Notwithstanding anything to the contrary in this Agreement, the failure to give any such notice under any such Contract or obtain any Consent required to be obtained by the Company pursuant to this Section 6.2(a), in and of itself, shall not (x) constitute a breach of, or result in any representation or warranty of the Company contained herein being deemed breached, (y) be deemed to cause the condition set forth in clause (b) of Annex I to fail to be satisfied or (z) give rise to any right of any Party to terminate this Agreement due to any breach of such representation or warranty or failure to satisfy such condition, and any failure of the Company to comply with this Section 6.2(a) will not be taken into account for purposes of determining whether any breach of any representation or warranty of the Company has occurred or the condition set forth in clause (b) of Annex I has been satisfied.

(b) Notwithstanding the foregoing, nothing in this Agreement shall require or be construed to require Parent or any of its Affiliates or Subsidiaries to (and no Acquired Company shall, unless otherwise directed by Parent in writing, in which case such Acquired Company shall; provided that no Acquired Company shall be required to take or commit to take any action that is not contingent upon the Closing) propose, negotiate, commit to, consent to or undertake any divestiture, sale, license, disposition, or hold separate order with respect to any assets, businesses or any interests or rights in any assets or businesses, of Parent or any of its Affiliates or of the Company (or any of its Subsidiaries) or the Surviving Corporation, or any change in or restriction on the operation by Parent or any of its Affiliates of any assets or businesses (including any assets or businesses of the Surviving Corporation) or any other structural or conduct remedy or relief, or other operational undertakings, in order to obtain clearance from any Governmental Body. Further, neither Party shall be required to (i) modify any of the terms of this Agreement or the Transactions or (ii) initiate or participate in any litigation under any Antitrust Laws with respect to any of the foregoing matters or with respect to any clearance in respect of the Transactions from any Governmental Body under any Antitrust Laws, or defend through litigation any claim asserted in any Legal Proceeding by any party under Antitrust Laws with respect to the Transactions.

(c) Subject to the terms and conditions of this Agreement, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than fifteen (15) business days after the date of this Agreement or such later date as may be mutually agreed by Parent and the Company, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions.

(d) Without limiting the generality of anything contained in this Section 6.2, during the Pre-Closing Period, each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (ii) keep the other Parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iii) promptly inform the other Parties of, and give the other Parties reasonable advance notice of, and the opportunity to participate in, any substantive communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “Business Documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vi) except as may be prohibited by any Governmental Body or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding. Notwithstanding anything to the contrary in this Section 6.2, the Parties may redact materials provided to one another (A) to remove information concerning valuation, (B) as necessary to comply with Laws and Contracts and (C) as necessary to address reasonable attorney-client privilege or other privilege or confidentiality concerns.

(e) Subject to Parent’s obligations under this Section 6.2, Parent shall, after reasonable consultation with the Company, have the right to direct, devise, implement and control the strategy, timing, and communications for, and shall make all decisions relating to (and shall take the lead in all meetings and communications with any Governmental Body relating to), any required submissions, responses to information requests and filings to any Governmental Body or other Person and with respect to obtaining any Consents, Orders, authorizations, and waiting period expirations or terminations with respect to the Transactions under any applicable Antitrust Laws; provided that Parent and Purchaser shall not commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period, or withdraw any filing under the HSR Act or any other applicable Antitrust Laws, or enter into any similar timing agreement, without the prior written consent of the Company (except that Parent shall have the right to, in its sole discretion, pull and refile its notification and report form under the HSR Act or any other applicable Antitrust Laws only once).

6.3 Employee Benefits. For a period of one (1) year following the Effective Time (the “Continuation Period”), Parent shall provide, or cause to be provided, to each employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof, including, for the avoidance of doubt, Parent and Parent’s Affiliates) immediately following the Closing (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Company immediately prior to the Effective Time, (ii) target annual short-term cash incentive compensation opportunities that are no less favorable than those provided to such Continuing Employee by any Acquired Company immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements of any Acquired Company (but only to the extent disclosed on Section 3.18(a) of the Company Disclosure Letter) and (iv) other employee benefits that in the aggregate are no less favorable than those provided to such Continuing Employee by any Acquired Company immediately prior to the Effective Time (excluding any equity, equity-based, change in control, deferred compensation, retention or severance benefits or any defined benefit retirement or post-retirement welfare benefits). Without limiting the foregoing:

(a) Parent shall cause all Continuing Employees to be eligible to continue to participate in the Surviving Corporation’s group health plans other than post-retirement welfare benefits (to the same extent such Continuing Employees were eligible to participate under the Company’s group health plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 6.3 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such group health plan at any time and (ii) if Parent or the Surviving Corporation terminates any such group health plan then the Continuing Employees shall be eligible to participate in the Surviving Corporation’s (or an Affiliate’s, including, for the avoidance of doubt, Parent’s and Parent’s Affiliates’) corresponding group health plan. To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation, then Parent shall ensure that such benefit plan shall, for purposes of eligibility, level of benefits and vesting, but not for purposes of benefit accrual (except for vacation and other paid time off and severance or similar pay, as applicable), credit Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding Employee Plan; provided that (A) such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service and (B) the service of a Continuing Employee shall not be recognized for any purpose with respect to any deferred compensation, post-retirement welfare benefits or any defined benefit plan.

(b) Following the Effective Time, Parent or an Affiliate of Parent shall use commercially reasonable efforts to (i) waive, or cause to be waived, any preexisting condition limitations, exclusions, actively-at-work requirements, waiting periods and any other restrictions applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees (and their eligible dependents) are eligible to participate following the Effective Time, other than any limitations, exclusions, actively-at-work requirements, waiting periods and any other restrictions that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) recognize the full dollar amount of any deductibles, co-payments, out-of-pocket maximums and similar expenses incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the plan year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate and (iii) waive, or cause to be waived, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.

(c) For each Continuing Employee who is eligible to receive an annual bonus for the Company’s fiscal year in which the Closing Date occurs, Parent shall, and shall cause the Surviving Corporation to, pay such Continuing Employee a bonus payment pursuant to the terms and conditions of the applicable Employee Plan in effect as of immediately prior to the Effective Time; provided that such bonus payment shall be calculated based on actual levels of performance (as determined by Parent in good faith in accordance with the terms of the applicable Employee Plan, but in the event performance cannot be reasonably determined for corporate or individual goals, Parent shall assume achievement at 100% of target). In addition, Parent shall take those actions described in Section 6.3(c) of the Company Disclosure Letter.

(d) Unless otherwise requested in writing by Parent at least ten (10) business days prior to the expected Closing Date, no later than one (1) day prior to the Effective Time, the Board of Directors (or the appropriate committee thereof) shall take actions necessary to terminate (or, if such plan is a multiple employer plan, terminate the Acquired Companies’ participation in or spin-off and terminate the portion attributable to the Acquired Companies) any Employee Plan intended to include a Code Section 401(k) arrangement, such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. The Company shall provide Parent with evidence that such plan has been terminated (or, if such plan is a multiple employer plan, the Acquired Companies’ participation has been terminated or the portion attributable to the Acquired Companies has been spun-off and terminated), the form and substance of which shall be subject to reasonable review and comment by Parent.

(e) The provisions of this Section 6.3 are solely for the benefit of the Parties, and no provision of this Section 6.3, whether express or implied, is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and, except as expressly provided for in this Agreement, no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits following the Effective Time. Nothing in this Agreement shall (i) prohibit Parent or the Surviving Corporation or any Affiliate thereof from amending or terminating any employee benefit plan in accordance with its terms, or (ii) require Parent or the Surviving Corporation or any Affiliate thereof to keep any individual employed for any period of time.

6.4 Indemnification of Officers and Directors.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Company and any indemnification or other similar agreements of any Acquired Company, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and the Acquired Companies shall perform, and Parent shall cause the Acquired Companies to perform, their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, each Acquired Company shall, and Parent shall cause each Acquired Company to, indemnify and hold harmless each individual who was or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Company or who was or is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Company as a director, officer, trustee, fiduciary or another Representative of another Person (including any employee benefit plan) (each such Person, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Company or is or was serving at the request of any Acquired Company as a director, officer, trustee, fiduciary or another Representative of another Person (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to any Acquired Company a written notice asserting a good faith claim for indemnification pursuant to this Section 6.4(a), then such Acquired Company’s obligations pursuant to this Section 6.4(a) with respect to such claim will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such claim, action, suit or proceeding, (i) the relevant Acquired Company shall, and Parent shall cause such Acquired Company to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (ii) the relevant Acquired Company shall, and Parent shall cause such Acquired Company to, reasonably cooperate in the defense of any such matter.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall maintain in effect, and Parent shall cause the Surviving Corporation to maintain in effect, the current policies of directors’ and officers’, employment practices and fiduciary liability insurance maintained by or for the benefit of the Acquired Companies, or provide (or cause to provide) substitute policies for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Companies, in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A-” rating by A.M. Best with respect to directors’ and officers’, employment practices and fiduciary liability insurance); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an aggregate amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policies (the “Maximum Amount”), it being understood that if the annual premiums payable for such insurance coverage exceeds the Maximum Amount, Parent shall be obligated to cause the Surviving Corporation to obtain such policies with the greatest coverage available for a cost that does not exceed the Maximum Amount. In lieu of such insurance, prior to the Closing Date, the Company may or, if requested by Parent, shall use its commercially reasonable efforts to purchase a “tail” directors’ and officers’, employment practices and fiduciary liability insurance policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Companies for a premium amount that, in the aggregate, does not exceed the Maximum Amount (it being understood that if the premium amount payable for such tail insurance coverage would exceed the Maximum Amount, the applicable Party shall obtain such tail policies with the greatest coverage available for a cost that does not exceed the Maximum Amount), such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time, covering without limitation the Transactions. If such prepaid “tail” policy has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.4(b), and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event that any Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, such Acquired Company or such successors and assigns, as applicable, shall cause proper provision to be made so that the successors and assigns of such Acquired Company assume the obligations set forth in this Section 6.4.

(d) The provisions of this Section 6.4 (i) shall survive the Offer Acceptance Time and the Effective Time and (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.4 may not be amended, altered or repealed after the Offer Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of such affected Person.

6.5 Stockholder Litigation. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any Legal Proceeding against the Company or its directors or officers relating to the Transactions, and the right to consult on any settlement with respect to such Legal Proceeding, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Legal Proceeding or any claim or demand that would reasonably be expected to result in any such Legal Proceeding, and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.6 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or make such public statement without the other Party’s consent. Notwithstanding the foregoing (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by Law and (c) each Party need not consult with the other Party in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Company Adverse Recommendation Change.

6.7 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective board of managers or board of directors, as the case may be, shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.8 Section 16 Matters. The Company and the Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Warrants, Company Options and Company RSUs in the Merger by applicable individuals in order to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 Rule 14d-10 Matters. Prior to the Offer Acceptance Time and to the extent permitted by applicable Law, the compensation committee of the Board of Directors will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, the Company or their respective Affiliates, on one hand, and any of the officers, directors or employees of the Company or any of its Subsidiaries, on the other hand, that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

6.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.11 Advice of Changes. The Company shall give prompt notice to Parent if it obtains knowledge of any breach by the Company of its representations, warranties or covenants hereunder that would reasonably be expected to result in any of the conditions set forth in Article VII or Annex I not being able to be satisfied prior to the End Date. Parent shall give prompt notice to the Company if it obtains knowledge of any breach by Parent or Purchaser of its representations, warranties or covenants hereunder that would reasonably be expected to (a) have a Parent Material Adverse Effect or (b) result in any of the conditions set forth in Article VII not being able to be satisfied prior to the End Date. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any notice pursuant to this Section 6.11, in and of itself, shall not constitute a breach of a covenant or be deemed to cause the condition set forth in clause (c) of Annex I to fail to be satisfied or give rise to any right of any Party to terminate this Agreement due to any breach of such covenant or failure to satisfy such condition, and any Party’s failure to deliver any notice pursuant to this Section 6.11 will not be taken into account for purposes of determining whether any breach of a covenant has occurred or the condition set forth in clause (c) of Annex I has been satisfied.

6.12 Regulatory Matters. During the Pre-Closing Period, subject to applicable Law, the Company shall provide Parent with advance notice of any material meetings or scheduled videoconferences or calls that the Company has with any Healthcare Regulatory Authority or any advisory committee thereof, and to the extent practicable (a) provide Parent the opportunity to attend or participate in any such meeting or substantive conversation with any such Healthcare

Regulatory Authority or advisory committee thereof (provided that such authority or advisory committee does not prohibit such attendance or participation) and (b) prior to attending any such meeting or scheduled videoconference or call, the Company shall, and shall, as necessary, cause its Representatives to, consult with Parent and consider in good faith the views and comments of Parent promptly provided in connection with, and to the extent practicable, reasonably in advance of, any such meeting or scheduled videoconference or call. During the Pre-Closing Period, subject to applicable Law, the Company shall also promptly (i) notify Parent of any substantive notice or other substantive communication to the Company from any Healthcare Regulatory Authority or any advisory committee thereof; (ii) provide Parent with notice and the opportunity to consult with the Company with respect to any substantive notice, submission or response or other substantive communication to any Healthcare Regulatory Authority or any advisory committee thereof from the Company, and shall consider in good faith any comments or other input timely provided by Parent in respect of the foregoing and (iii) furnish Parent with non-confidential copies of all substantive correspondence, filings and written communications between the Company on one hand, and any such Healthcare Regulatory Authority or its staff on the other hand. For purposes of this Section 6.12, a material meeting or scheduled videoconference or call, or a substantive notice or substantive communication with any Healthcare Regulatory Authority or any advisory committee thereof, shall include any meeting, videoconference, call, notice or communication that addresses safety, efficacy, manufacturing quality, or chemistry, manufacturing, and controls concerning TERN-701, the conduct or proposed design of, or safety data or interim results from, a clinical study concerning TERN-701, and any request from a Healthcare Regulatory Authority or any advisory committee thereof concerning TERN-701. Notwithstanding the foregoing, (A) in no event shall the Company be required to take any action or refrain from taking any action pursuant to this Section 6.12 that would cause the Company to fail to meet a specific submission deadline, if any, imposed by any Healthcare Regulatory Authority or any advisory committee thereof and (B) nothing contained in this Section 6.12 is intended to give Parent, directly or indirectly, the right to control or direct the regulatory strategy of the Company prior to the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to effect the Merger are subject to the satisfaction as of the Closing of each of the following conditions:

7.1 No Restraints. There shall not have been issued and remain in effect any Order by any Governmental Body of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, nor shall any Law have been promulgated, enacted or issued by any Governmental Body of competent jurisdiction which remains in effect and which prohibits or makes illegal the consummation of the Merger.

7.2 Consummation of Offer. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Offer Acceptance Time;

(b) by either Parent or the Company, if the Offer Acceptance Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on September 24, 2026 (such date and time, the “End Date”); provided, however, that in the case of this Section 8.1(b), (i) (A) if on the End Date all of the conditions set forth in Annex I, other than in clauses (f) or (g) set forth in Annex I (in the case of clause (g), solely in respect of any Antitrust Law) shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Expiration Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended to 11:59 p.m. Eastern Time on December 24, 2026 (and all references to the End Date herein and in Annex I shall be deemed to be extended to such date and time) and (B) if the End Date is extended pursuant to the foregoing clause (A) and on such extended End Date all of the conditions set forth in Annex I, other than in clauses (f) or (g) set forth in Annex I (in the case of clause (g), solely in respect of any Antitrust Law) shall have been satisfied or waived by Parent or Purchaser, to the extent waivable by Parent or Purchaser (other than conditions that by their nature are to be satisfied at the Expiration Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended to 11:59 p.m. Eastern Time on March 24, 2027 (and all references to the End Date herein and in Annex I shall be deemed to be extended to such date and time), and (ii) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement has primarily caused or primarily resulted in the Offer not being consummated by such date;

(c) by either Parent or the Company, at any time prior to the Offer Acceptance Time, if any Legal Restraint having the effect of permanently prohibiting or making illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger shall be in effect and shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of this Agreement has primarily caused or primarily resulted in the issuance, promulgation or enactment of such Legal Restraint;

(d) by Parent, at any time prior to the Offer Acceptance Time, if the Board of Directors shall have (i) failed to include the Company Board Recommendation in the Schedule 14D-9 both when filed with the SEC and when disseminated to the Company’s stockholders, (ii) effected a Company Adverse Recommendation Change, (iii) failed to publicly reaffirm the Company Board Recommendation within ten (10) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) occasions with respect to any Acquisition Proposal) or (iv) failed to recommend against acceptance of a tender or exchange offer made to the Company’s stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding Shares, no later than 5:30 p.m. (Eastern Time) on the tenth (10th) business day after the commencement of such tender offer or exchange offer;

(e) by the Company, at any time prior to the Offer Acceptance Time, in order to accept a Superior Proposal in accordance with Section 6.1(b)(i) and immediately following such termination enter into a binding written definitive agreement with respect thereto; provided that (i) the Company has not materially breached the requirements of Sections 5.3 or 6.1 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto and (ii) the Company pays the Company Termination Fee to Parent in accordance with Section 8.3(b)(i);

(f) by Parent, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty of the Company contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clause (b) or (c) of Annex I would not be satisfied and such breach or failure cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Purchaser is then in breach of any of its respective representations, warranties, covenants or obligations hereunder, which breach would permit the Company to terminate this Agreement pursuant to Section 8.1(g) without regard to the cure period in Section 8.1(g);

(g) by the Company, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty of Parent or Purchaser contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such breach or failure would reasonably be expected to prevent Parent or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Parent or Purchaser, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of any of its representations, warranties, covenants or obligations hereunder, which breach would give rise to a failure of a condition set forth in clause (b) or (c) of Annex I (if such condition were tested as of the date of such breach instead of as of the Offer Acceptance Time);

(h) by the Company, if all of the Offer Conditions have been satisfied or waived as of the Expiration Time and, following the expiration of the Offer, Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with Section 1.1(h); provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(h) if the failure of Purchaser to accept for all Shares validly tendered (and not validly withdrawn) as of the expiration or termination of the Offer (as may be extended) is primarily attributable to the failure on the part of Company to perform in any material respect any covenant or obligation in Article I required to be performed by the Company for such acceptance for all Shares; or

(i) by either Parent or the Company, if all of the Offer Conditions (other than solely the Minimum Condition and those Offer Conditions that by their nature are to be satisfied at the Expiration Time, each of which is then capable of being satisfied) shall have been satisfied or waived (to the extent waivable) as of the applicable Expiration Time and the Offer shall have expired pursuant to its terms (after giving effect to any extensions thereof in accordance with this Agreement) without acceptance for payment of the Shares validly tendered (and not properly withdrawn) in the Offer by virtue of the Minimum Condition not having been satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to any Party whose breach of this Agreement has primarily caused or primarily resulted in the failure of the Offer Acceptance Time to occur on or before the date of termination.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 1.2(b), the final sentence of Section 5.1, this Section 8.2, Section 8.3 and Article IX (other than Section 9.6(b), but solely with respect to the foregoing Sections of this Agreement referenced in this clause (a)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any Party from any liability for Fraud or willful breach of this Agreement prior to termination.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3 or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Offer and Merger are consummated.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(d); or

(iii) each of the following clauses (A), (B) and (C) is satisfied: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (except where any condition set forth in clauses (f) or (g) set forth in Annex I (in the case of clause (g), solely in respect of any Antitrust Law) has not then been satisfied) or Section 8.1(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement, respectively, pursuant to the proviso to Section 8.1(b) or Section 8.1(i), as the case may be) or by Parent pursuant to Section 8.1(f); (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and prior to such termination and such Acquisition Proposal shall not have been publicly withdrawn prior to such termination; and (C) within twelve (12) months of such termination the Company shall have (1) consummated an Acquisition Proposal or (2) entered into a definitive agreement with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is consummated); provided that for purposes of this clause (iii) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent or its designee the Company Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), on the date that the binding written definitive agreement with respect to a Superior Proposal is executed and immediately after such execution (or if such agreement is executed on a day that is not a business day, the next business day), (y) in the case of Section 8.3(b)(ii), within three (3) business days after such termination or (z) in the case of Section 8.3(b)(iii), on the date that the relevant Acquisition Proposal is consummated or the definitive agreement with respect thereto is executed, whichever occurs first (or if such consummation or execution, as the case may be, occurs on a day that is not a business day, the next business day); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $235,000,000. Payment of the Company Termination Fee pursuant to this Section 8.3(b) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Related Parties shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except in the case of Fraud or willful breach of this Agreement prior to such termination.

(c) In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Company Termination Fee pursuant to Section 8.3(b) shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective Affiliates against the Acquired Companies and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise and (ii) upon payment of the Company Termination Fee (together with any amounts payable pursuant to Section 8.3(f)), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of Fraud or willful breach of this Agreement prior to such termination.

(d) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(c) (in each such case, if at such time the Company would respectively have the right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c), as the case may be) and (ii) all of the conditions set forth in Annex I have been satisfied (or, with respect to any such conditions that are by their nature to be satisfied at the Expiration Time, satisfied as if the Expiration Time had occurred on such date of termination) or waived, other than any of the conditions set forth in clauses (a), (e), (f) and (g) of Annex I (with respect to clause (g), solely to the extent that such Legal Restraint arises under the HSR Act or any Antitrust Law), then Parent shall pay to the Company or its designee the Reverse Termination Fee by wire transfer of same day funds within three (3) business days after such termination; it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one (1) occasion. As used herein, “Reverse Termination Fee” shall mean a cash amount equal to $270,000,000. Payment of the Reverse Termination Fee pursuant to this Section 8.3(d) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company Related Parties shall be entitled to bring or maintain any claim, action or proceeding against Parent, Purchaser or any of their respective Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except in the case of Fraud or willful breach of this Agreement prior to such termination.

(e) In the event of any termination described in Section 8.3(d), (i) payment from Parent to the Company of the Reverse Termination Fee pursuant to Section 8.3(d) shall be the sole and exclusive remedy of the Company or any of its Affiliates against Parent, Purchaser, and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Parent Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform hereunder or otherwise and (ii) upon payment of the Reverse Termination Fee (together with any amounts payable pursuant to Section 8.3(f)), none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of Fraud or willful breach of this Agreement prior to such termination.

(f) The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if a Party fails to timely pay any amount due pursuant to Section 8.3(b) or Section 8.3(d), as the case may be, and, in order to obtain the payment, the other Party commences a Legal Proceeding which results in a judgment against the first Party, such first Party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Amendment. Prior to the Offer Acceptance Time, this Agreement may be amended by an instrument in writing signed on behalf of each of the Parties, and in each case subject to the approval and authorization requirements applicable with respect to such Party, including approval of the Board of Directors in the case of the Company. This Agreement may not be amended or supplemented following the Offer Acceptance Time.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Offer Acceptance Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, to the extent permissible under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No such extensions or waivers may be made following the Offer Acceptance Time.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.

9.4 Entire Agreement. This Agreement (including its Exhibits and Annexes), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. All Exhibits and Annexes annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the information set forth in the Company Disclosure Letter constitutes “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and the Company Disclosure Letter does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.6 Applicable Law; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement and all actions or proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the Transactions shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clause (A) and (B) lack subject matter jurisdiction, the United States District Court in the State of Delaware (collectively, the courts described in clauses (A) through (C), the “Delaware Courts”) and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.10. Each of the Parties irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Courts, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (4) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent or Purchaser would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, except that Parent or Purchaser may assign this Agreement to any of their respective Affiliates without consent of the Company as long as such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement and it being understood that no such assignment shall relieve Parent of its obligations hereunder. Any attempted assignment of this Agreement or any of such rights in violation of this Section 9.7 shall be void and of no effect.

9.8 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for (a) if the Offer Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, pursuant to Article I or Article II following the Offer Acceptance Time or the Effective Time, as applicable, in accordance with the terms of this Agreement, (ii) the right of the holders of Company Options and Company RSUs to receive the payments contemplated pursuant to Section 2.8 following the Effective Time in accordance with the terms of this Agreement and (iii) the right of the holders of Company Warrants to receive the payments contemplated pursuant to Section 2.9 following the Effective Time in accordance with the terms of this Agreement, (b) the provisions set forth in Section 6.4, (c) the limitations on liability of the Company Related Parties set forth in Section 8.3(c), (d) the limitations on liability of the Parent Related Parties set forth in Section 8.3(e) and (e) the right of the Company, as sole and exclusive agent on behalf of the Company’s securityholders, to pursue damages in the event the Transactions are not consummated due to Fraud or a willful breach by Parent or Purchaser hereunder, which recoverable damages shall not be limited to reimbursement of costs and expenses and may include, to the extent proven and awarded by a court of competent jurisdiction, the loss of the benefit of the bargain by securityholders of the Company (including any lost premium), which shall be deemed to be damages of the Company and shall be recoverable by the Company on behalf of its securityholders.

9.9 Transfer Taxes. Except as otherwise provided in Section 1.1(i) and 2.6(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees with respect to the transfer of Shares pursuant to the Offer or the Merger shall be borne by the Company and expressly shall not be a liability of holders of Shares.

9.10 Notices. All notices and other communications required or permitted to be given to any Party hereunder shall be in writing and shall be deemed properly delivered on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided no “bounce back” or similar message of non-delivery is received with respect thereto) or (b) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid, or by a reputable overnight courier service. All notices or other communications hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as the Party to receive such notice or communication shall have specified in a written notice given to the other Parties:

if to Parent or Purchaser (or following the Effective Time, the Surviving Corporation):

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, NJ 07065 USA

Attention:  Office of Secretary

Email:    [****]

with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. box 2000

Rahway, NJ 07065 USA

Attention:   Senior Vice President, Business Development

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

Attention:  Catherine Dargan

       Andrew Fischer

       Alicia Zhang

Email:     cdargan@cov.com

       afischer@cov.com

       azhang@cov.com

if to the Company (prior to the Effective Time):

Terns Pharmaceuticals, Inc.

1065 East Hillsdale Blvd, Suite 100

Foster City, California 94404

Attention:  Caryn McDowell, Chief Legal Officer

Email:    [****]

with a copy (which shall not constitute notice) to:

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention:  Damien Zoubek

      Jenny Hochenberg

      Zizi Petkova

Email:     damien.zoubek@freshfields.com

      jenny.hochenberg@freshfields.com

      zizi.petkova@freshfields.com

Unless a different deadline for receipt is otherwise specifically provided in this Agreement, in which case such deadline shall apply, (1) if any notice or other communication shall be delivered at or prior to 5 p.m. on a business day, such notice or other communication shall be deemed to have been delivered on such business day and (2) if such notice or other communication shall be delivered after 5 p.m. on a business day or on a day that is not a business day, then such notice or other communication shall be deemed to have been delivered on the following business day (in each case, local time of the recipient), as the case may be, and addressed as aforesaid.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Obligation of Parent. Parent shall ensure that Purchaser (and, following the Effective Time, the Surviving Corporation) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Purchaser or the Surviving Corporation, as applicable, under this Agreement, and Parent shall be jointly and severally liable with Purchaser or the Surviving Corporation, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires, (i) the singular number shall include the plural, and vice versa, (ii) the masculine gender shall include the feminine and neuter genders, (iii) the feminine gender shall include the masculine and neuter genders and (iv) the neuter gender shall include the masculine and feminine genders.

(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein.

(d) As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding such term, unless otherwise specified.

(e) The word “or” is used in the inclusive sense (and/or).

(f) “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(g) References to (i) the “date hereof” means the date of this Agreement and (ii) a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires.

(h) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.

(i) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j) The term “dollars” and character “$” shall mean United States dollars.

(k) Any reference to (i) any Contract (including this Agreement) are to the Contract as amended, modified, supplemented, restated, or replaced from time to time (in the case of any Contract, to the extent permitted by the terms thereof and, if applicable, the terms of this Agreement) provided that with respect to any Contract listed in the Company Disclosure Letter, all such amendments, modifications, supplements, or restatements must also be listed in the appropriate section of the Company Disclosure Letter, (ii) any Governmental Body includes any successor to that Governmental Body and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Law includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).

(l) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided,” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to Parent at least twenty-four (24) hours prior to the execution and delivery of this Agreement, including by being posted to the virtual data room managed by the Company and hosted by Datasite, or filed with or furnished to the SEC and available on EDGAR at least twenty-four (24) hours prior to the date of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Terns Pharmaceuticals, Inc.

By:	/s/ Amy Burroughs
Name:	Amy Burroughs
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Merck Sharp & Dohme LLC

By:	/s/ Sunil A. Patel
Name:	Sunil A. Patel
Title:	SVP Head of Business
Development

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Thailand Merger Sub, Inc.

By:	/s/ Kelly E.W. Grez
Name:	Kelly E.W. Grez
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Annex I):

“Acceptable Confidentiality Agreement” is defined in Section 5.3(a) of the Agreement.

“Acquired Companies” shall mean, collectively, the Company and its Subsidiaries (and “Acquired Company” shall mean any of them).

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) or “group” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition or license of, joint venture, partnership or collaboration with respect to, assets of the Company equal to 20% or more of the Company’s consolidated assets, (b) any sale or license by the Company or any of its Subsidiaries of (other than any non-exclusive and non-material license granted by the Company or any of its Subsidiaries in the ordinary course of business), or joint venture, partnership, collaboration or monetization transaction with respect to, TERN-701, (c) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (d) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (e) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or 20% or more of the aggregate voting power of the Company, the surviving entity or the resulting direct or indirect parent of the Company or the surviving entity, in each case of the foregoing clauses (a) through (e) other than the Transactions; provided that any such transaction shall be deemed not to constitute an Acquisition Proposal if, and only if, (x) such transaction does not relate in any respect to TERN-701 and (y) the negotiation, entry into, consummation or performance of such transaction, and any communications or documents related thereto, would not and would not reasonably be expected to involve the disclosure of any confidential information relating to TERN-701, or to involve the entry into any arrangements affecting TERN-701 in any respect.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” is defined in the preamble to the Agreement.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010, all Laws of the People’s Republic of China relating to prohibiting bribery or corruption, and any other applicable Law relating to prohibiting bribery or corruption, and the related regulations and published interpretations thereunder.

1

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Law issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Board of Directors” is defined in the Recitals to the Agreement.

“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.

“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in New York, NY are authorized or required by Laws to be closed.

“Capitalization Date” is defined in Section 3.4(a) of the Agreement.

“Certificated Shares” is defined in Section 2.6(b) of the Agreement.

“Certificates” is defined in Section 2.6(b) of the Agreement.

“Closing” is defined in Section 2.3(a) of the Agreement.

“Closing Date” is defined in Section 2.3(a) of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986.

“Collaboration Partners” shall mean any of the Acquired Companies’ licensees or licensors (or sublicensees or sublicensors) or research, development, collaboration, supply, or manufacturing providers with respect to any product or product candidate of the Acquired Companies.

“Company” is defined in the preamble to the Agreement.

“Company Adverse Recommendation Change” is defined in Section 6.1(a) of the Agreement.

“Company Board Recommendation” is defined in the Recitals to the Agreement.

“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

“Company Disclosure Documents” is defined in Section 3.5(g) of the Agreement.

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company and delivered by the Company to Parent on the date of the Agreement.

2

“Company Equity Plans” shall mean the Company’s 2017 Equity Incentive Plan, 2021 Incentive Award Plan and 2022 Employment Inducement Award Plan, each as amended and restated from time to time (but shall not include the Company ESPP).

“Company ESPP” shall mean the Company’s 2021 Employee Stock Purchase Plan.

“Company IP” shall mean all Intellectual Property Rights that are (a) owned or purported to be owned (whether solely or jointly with others) by the Acquired Companies (“Owned IP”), (b) exclusively in-licensed by the Acquired Companies, including under the Hansoh Agreement (“Exclusively In-Licensed IP”), or (c) non-exclusively in-licensed by the Acquired Companies and material to their businesses (such Intellectual Property Rights described in this clause (c), together with the Exclusively In-Licensed IP, the “Licensed IP”). For purposes of this Agreement, “purported to be owned” shall mean, with respect to any Intellectual Property Right, that such Intellectual Property Right is claimed as being owned by any Acquired Company, even though such Acquired Company (i) is not listed as the owner of record of such Intellectual Property Right filed, registered or recorded with a Governmental Body for the purposes of establishing or providing notice of ownership of such Intellectual Property Right or (ii) has not secured a written invention assignment or other assignment from the Person who created or developed, or contributed to the creation or development of, such Intellectual Property Right for or for the benefit of such Acquired Company.

“Company Option” shall mean each option to purchase shares of Company Common Stock.

“Company Plan” shall mean each Employee Plan that is not a PEO Plan.

“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.

“Company Related Parties” is defined in Section 8.3(c) of the Agreement.

“Company Returns” is defined in Section 3.16(a) of the Agreement.

“Company RSU” shall mean each restricted stock unit award covering shares of Company Common Stock.

“Company SEC Documents” is defined in Section 3.5(a) of the Agreement.

“Company Termination Fee” is defined in Section 8.3(b) of the Agreement.

“Company Warrants” shall mean the pre-funded warrants to purchase shares of the Company Common Stock issued on September 10, 2024.

“Confidentiality Agreement” is defined in Section 5.1 of the Agreement.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

3

“Continuation Period” is defined in Section 6.3 of the Agreement.

“Continuing Employee” is defined in Section 6.3 of the Agreement.

“Contract” shall mean, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its Subsidiaries are a party or by which any of their respective properties or assets are bound.

“Copyrights” is defined in the definition of Intellectual Property Rights.

“Delaware Courts” is defined in Section 9.6(a) of the Agreement.

“Depository Agent” is defined in Section 2.6(a) of the Agreement.

“Determination Notice” is defined in Section 6.1(b)(i) of the Agreement.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” is defined in Section 2.7 of the Agreement.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” is defined in Section 2.3(b) of the Agreement.

“Employee Plan” shall mean any plan, program, policy, agreement or other arrangement covering current or former employees, directors, individual independent contractors or individual consultants, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (c) a stock option, stock purchase, stock appreciation right, restricted stock unit or other stock-based agreement, program or plan, (d) an individual employment, consulting, severance, retention, change in control or other similar agreement or (e) a bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, benefit or fringe benefit plan, program, policy, practice, trust, fund, Contract or other arrangement, in each case other than any plan, program, policy, agreement or arrangement sponsored solely by a Governmental Body and to which the Company or its Affiliates does not contribute more than the minimum amounts required by applicable Law.

“Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, license, sublicense, right of first or last refusal, right of first negotiation, covenant not to sue, exercise or enforce, option to license, put right, preemptive right or similar restriction of any nature.

“End Date” is defined in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” is defined in Section 3.2 of the Agreement.

4

“Environmental Law” shall mean any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Shares” is defined in Section 2.5(a)(ii) of the Agreement.

“Exclusively In-Licensed IP” is defined in the definition of Company IP.

“Expiration Time” is defined in Section 1.1(c) of the Agreement.

“Extension Deadline” is defined in Section 1.1(c) of the Agreement.

“FDA” shall mean the United States Food and Drug Administration.

“FDCA” shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

“Final Purchase Date” is defined in Section 2.8(f) of the Agreement.

“Fraud” shall mean, with respect to any Person and this Agreement, an actual and intentional common law fraud under Delaware law by such Person with respect to the making of any representation or warranty in this Agreement; provided that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts based on negligence or recklessness.

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” is defined in Section 3.5(b) of the Agreement.

“Governmental Authorization” shall mean any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal.

5

“Hansoh” shall mean, collectively, Hansoh Healthtech, Hansoh Shanghai and Hansoh Jiangsu.

“Hansoh Agreement” shall mean that certain Exclusive Option and License Agreement, by and among Hansoh, the Company, Terns, Inc., and CaspianTern, LLC, effective as of July 27, 2020, as amended by that certain Amendment to Exclusive Option and License Agreement (the “Hansoh Amendment”), effective as of January 16, 2026, as may be further amended in accordance with this Agreement.

“Hansoh Amendment” is defined in the definition of Hansoh Agreement.

“Hansoh Healthtech” shall mean Hansoh (Shanghai) Healthtech Co., Ltd.

“Hansoh Jiangsu” shall mean Jiangsu Hansoh Pharmaceutical Group Company Ltd.

“Hansoh Shanghai” shall mean Shanghai Hansoh Biomedical Co., Ltd.

“Hazardous Materials” shall mean any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“Healthcare Laws” shall mean (a) the FDCA and the regulations promulgated thereunder, including for avoidance of doubt Good Laboratory Practice, Good Clinical Practice, and Good Manufacturing Practice, and foreign equivalents, (b) the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), (c) the Public Health Service Act and the regulations promulgated thereunder, (d) the federal Physician Payments Sunshine Act and state equivalents, (e) state and federal fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), (f) federal and state pharmaceutical licensing, disclosure and reporting regulatory requirements, (g) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and (h) any comparable state, local, federal or foreign Laws.

“Healthcare Regulatory Authority” is defined in Section 3.13(a) of the Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Contracts” is defined in Section 3.11(a)(viii) of the Agreement.

“Indebtedness” shall mean, without duplication, (a) any indebtedness for borrowed money, (b) any obligations evidenced by notes, bonds, debentures or similar, (c) any reimbursement obligations in respect of letters of credit and bankers’ acceptances to the extent drawn, (d) any guaranty of any such obligations described in clauses (a) through (d) of any third party or (e) any obligations described in clauses (a) through (d) that are secured by Encumbrance on any of the assets of the Acquired Companies, whether or not assumed (and for the avoidance of doubt, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business shall not constitute Indebtedness).

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“Indemnified Persons” is defined in Section 6.4(a) of the Agreement.

“Initial Expiration Time” is defined in Section 1.1(c) of the Agreement.

“Intellectual Property Rights” shall mean all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (a) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, names, corporate names, trade names, Internet domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and all applications and registrations for the foregoing and all renewals thereof (“Trademarks”), (c) copyrights, rights in works of authorship and copyrightable subject matter and all applications and registrations for the foregoing and all renewals, restorations and extensions thereof (“Copyrights”), and (d) trade secrets, proprietary or confidential information and ideas, know-how, inventions, proprietary processes, formulae, methods, procedures, models, and methodologies and rights in designs, databases, data or collections and compilations of data (“Know-How”).

“Intervening Event” shall mean any event, occurrence, circumstance, change or effect that arises or occurs after the date of this Agreement that (a) was not known or reasonably foreseeable to the Board of Directors as of the date of this Agreement (or, if known by the Board of Directors, the consequences of which were not known or reasonably foreseeable by the Board of Directors as of the date of this Agreement), (b) does not relate to (i) any Acquisition Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) any change, in and of itself, in the stock price of the Company or trading volume of the Shares (provided that the underlying reasons for such change may constitute an Intervening Event), (iii) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (provided that the underlying reasons for such fact may constitute an Intervening Event) or (iv) any Regulatory Effect, and (c) did not primarily result from any breach by the Company of this Agreement.

“In the Money Option” is defined in Section 2.8(a) of the Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Systems” is defined in Section 3.10(g) of the Agreement.

“Know-How” is defined in the definition of Intellectual Property Rights.

“knowledge” (a) of the Company shall mean, with respect to any matter in question, the actual knowledge of any of the individuals set forth on Section A of the Company Disclosure Letter after making reasonable inquiry of the employees of the Acquired Companies with primary responsibility for the matter in question, and (b) of any other Person shall mean, with respect to any matter in question, the actual knowledge of any of such Person’s executive officers. With respect to matters involving Intellectual Property Rights, “knowledge” shall not require that the relevant individuals or employees obtain any new freedom-to-operate or similar opinions of counsel or conduct any new intellectual property clearance searches.

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“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, rule, regulation, ruling, executive order, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange).

“Leased Real Property” is defined in Section 3.9(b) of the Agreement.

“Legal Proceeding” shall mean any action, suit, complaint, litigation, arbitration or other similar proceeding (including any civil, criminal, administrative, investigative or appellate proceeding) commenced, brought, conducted or heard by or before any Governmental Body.

“Legal Restraint” is defined in Annex I to the Agreement.

“Licensed IP” is defined in the definition of Company IP.

“Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect: (a) any change in the market price or trading volume of the Shares or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent not otherwise excluded by another exception herein; (b) any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.3 and the condition set forth in clause (b)(iv) of Annex I solely as such condition relates to Section 3.3); (c) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Companies operate or in the economy generally or other general business, financial or market conditions; (d) only to the extent not involving (A) any action taken (or the failure to take any action) by or at the direction of any Acquired Company constituting common law fraud or a violation of applicable Law, (B) any willful or material failure on the part of any Acquired Company to comply with the then-approved clinical protocol for the development of TERN-701 or (C) any Governmental Body issuing to any Acquired Company any order that imposes a clinical hold on the development of TERN-701, the result of which would reasonably be likely to result in a termination of, or a delay of twelve (12) months or longer in dosing patients in, any clinical trials of TERN-701: (i) any regulatory, health, safety, preclinical, clinical, manufacturing or supply chain event, occurrence, circumstance, change or effect (or announcement thereof), in each case, relating to or affecting any product or product candidate of the Acquired Companies or of any competitor of the Acquired Companies, including any results, outcomes or data (including results or data based on adverse events) arising from preclinical or clinical

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development of such products or product candidates and any manufacturing or supply chain disruptions or delays affecting any such product or product candidate, or (ii) any event, occurrence, circumstance, change or effect relating to pricing, reimbursement, coverage or payor rules, market entry, or threatened market entry, in each case, with respect to any product or product candidate of the Acquired Companies or of any competitor of the Acquired Companies (the events, occurrences, circumstances, changes or effects set forth in subclauses (i) and (ii) of this clause (d), “Regulatory Effects”); (e) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates; (f) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war, national or international calamity, natural disaster, act of god, epidemic, pandemic, trade war, tariff or any other similar event; (g) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent not otherwise excluded by another exception herein; (h) any adverse effect arising from any action taken by an Acquired Company at the written direction of Parent or any action specifically required to be taken by an Acquired Company under this Agreement, or the failure of an Acquired Company to take any action that such Acquired Company is specifically prohibited by the terms of the Agreement from taking to the extent Parent has unreasonably withheld its consent thereto after a written request therefor pursuant to Section 5.2; (i) any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective Affiliates; or (j) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in any Law or GAAP (or interpretations of any Law or GAAP) after the date of this Agreement; provided that any event, occurrence, circumstance or effect referred to in the foregoing clauses (c), (e), (f) and (j) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect solely to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate (in which case, solely such disproportionate adverse effect may be so taken into account).

“Material Contract” is defined in Section 3.11(a) of the Agreement.

“Maximum Amount” is defined in Section 6.4(b) of the Agreement.

“Merger” is defined in the Recitals to the Agreement.

“Merger Consideration” is defined in Section 2.5(a)(iii) of the Agreement.

“Minimum Condition” is defined in Annex I to the Agreement.

“Nasdaq” shall mean The Nasdaq Global Select Market.

“Offer” is defined in the Recitals to the Agreement.

“Offer Acceptance Time” is defined in Section 1.1(h) of the Agreement.

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“Offer Commencement Date” shall mean the date on which Purchaser commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act.

“Offer Conditions” is defined in Section 1.1(b) of the Agreement.

“Offer Documents” is defined in Section 1.1(e) of the Agreement.

“Offer Price” is defined in the Recitals to the Agreement.

“Offer to Purchase” is defined in Section 1.1(b) of the Agreement.

“Order” shall mean any order, judgment, writ, award, decision, decree, injunction or ruling of any Governmental Body (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Owned IP” is defined in the definition of Company IP.

“Parent” is defined in the preamble to the Agreement.

“Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect that would or would reasonably be expected to, individually or in the aggregate, impair, prevent or materially delay Parent’s or Purchaser’s ability to consummate the Transactions on the terms set forth herein.

“Parent Related Parties” is defined in Section 8.3(e) of the Agreement.

“Parties” shall mean Parent, Purchaser, and the Company.

“Patents” is defined in the definition of Intellectual Property Rights.

“Paying Agent” is defined in Section 2.6(a) of the Agreement.

“Payment Fund” is defined in Section 2.6(a) of the Agreement.

“PEO Plan” shall mean each Employee Plan that is maintained by any human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider.

“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes for which adequate reserves have been established in accordance with GAAP and (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings, (b) any Encumbrance representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant Party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business) for which adequate reserves have been established in accordance with GAAP and (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings, (c) any interest or title of a

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lessor under leases (other than capital leases) entered into by the Company or any of its Subsidiaries in the ordinary course of business, and any Encumbrance related thereto, for which adequate reserves have been established in accordance with GAAP and (i) that are not due and payable or (ii) the validity of which is being contested in good faith by appropriate proceedings, (d) non-exclusive licenses of, or other non-exclusive grants of rights with respect to, Intellectual Property Rights entered into in the ordinary course of business where the grant of rights in, to or under such Intellectual Property Rights are incidental, and not material, to any performance of services under the agreement, (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and which are not for the borrowing of money, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report and which are not for the borrowing of money and (f) in the case of any capital stock, equity interest or other security, Encumbrances that are or arise from transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society, Governmental Body or other enterprise, association, organization or entity.

“Personal Information” shall mean data or information in any medium that alone or in combination with other information identifies an individual or that otherwise is “personal information,” “personal data,” “personally identifiable information,” or “protected health information” under applicable Laws.

“Pre-Closing Period” is defined in Section 5.1 of the Agreement.

“Process” shall mean any operation or set of operations that is performed on data, including Personal Information, or IT Systems, including access, collection, use, processing, securing, storage, transfer, dissemination, disclosure, destruction, modification, or disposal.

“Purchaser” is defined in the preamble to the Agreement.

“Registered Company IP” is defined in Section 3.10(a) of the Agreement.

“Regulatory Effects” is defined in the definition of Material Adverse Effect.

“Regulatory Permit” shall mean all investigational new drug applications, new drug applications, establishment registrations and product listings, all supplements or amendments thereto under the FDCA and its implementing regulations, and all comparable Governmental Authorizations.

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“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

“Reverse Termination Fee” is defined in Section 8.3(d) of the Agreement.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Schedule 14D-9” is defined in Section 1.2(a) of the Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Shares” is defined in the Recitals to the Agreement.

“Subsidiary” shall mean, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect at least a majority of the board of directors, managers or trustees, or other Persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made to the Company after the date of this Agreement and that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial and all other aspects of the Acquisition Proposal (including any conditions and expected timing to its consummation, certainty of closing, and the ability of the Person making such Acquisition Proposal to consummate it), and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to revisions to the terms of this Agreement, if any, made in a binding proposal by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Corporation” is defined in the Recitals to the Agreement.

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“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).

“Tax” shall mean any federal, state, local, or foreign or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge of any kind whatsoever, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties, inflationary adjustments, additions to tax, fines or other additional amounts imposed thereon, with respect thereto, or related thereto.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.

“Termination Condition” is defined in Annex I to the Agreement.

“TERN-701” shall mean the Company’s oral, allosteric BCR-ABL tyrosine kinase inhibitor known as of the date of this Agreement as “TERN-701,” with the structure set forth on Section B of the Company Disclosure Letter.

“Trademarks” is defined in the definition of Intellectual Property Rights.

“Transactions” shall mean all of the transactions contemplated by the Agreement, including the Offer and the Merger.

“Treasury Regulations” shall mean the United States Treasury regulations issued pursuant to the Code.

“Warrant Consideration” is defined in Section 2.9.

“willful breach” shall mean a material breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a breach of the Agreement, and “willful failure,” when used with respect to any clinical protocol or other legal or contractual requirement, shall have a correlative meaning with respect thereto.

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ANNEX I

CONDITIONS TO THE OFFER

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver in writing by Parent and Purchaser (to the extent waivable by Parent and Purchaser) of the conditions set forth in clauses (a) through (h) below. Notwithstanding any other provision of the Offer or the Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, any tendered Shares at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to Section 1.1(c) of the Agreement), if any of the conditions set forth below shall not be satisfied or waived in writing by Parent and Purchaser (to the extent waivable by Parent and Purchaser) as of the Expiration Time:

(a) there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) owned by Parent and its “affiliates” (as such term is defined in Section 251(h)(6) of the DGCL), but excluding Shares that have not yet been received (as such term is defined by Section 251(h)(6) of the DGCL), would represent one (1) more Share than 50% of the total number of Shares issued and outstanding as of immediately following the “consummation” of the Offer (as such term is defined in Section 251(h)(6) of the DGCL) (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer that have not yet been “received” by the “depositary” (as such terms are defined in Section 251(h)(6) of the DGCL);

(b) (i) the representations and warranties of the Company set forth in the first two sentences of Section 3.1(a) (Organization; Subsidiaries) and each of the representations and warranties of the Company set forth in Section 3.2 (Authority; Binding Nature of Agreement), Section 3.3(a)(i) (Non-Contravention; Consents), the portions of Section 3.4 (Capitalization) not addressed by clause (b)(iii) below, Section 3.22 (Takeover Laws) and Section 3.24 (Brokers and Other Advisors) of the Agreement shall be accurate (A) to the extent any such representations and warranties are qualified by “Material Adverse Effect” or “materiality” qualifications in the text thereof, in all respects, and (B) otherwise, in all material respects, in each case as of the date of this Agreement and as of the Expiration Time as if made on and as of the Expiration Time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representations and warranties shall be so accurate as of such date);

(ii) the representations and warranties of the Company set forth in Section 3.6(b) (No Material Adverse Effect) of the Agreement shall be accurate in all respects as of the date of this Agreement and as of the Expiration Time as if made on and as of the Expiration Time;

(iii) the representations and warranties of the Company set forth in the first sentence of Section 3.4(a) (Capitalization), in the first and second sentences of Section 3.4(d) (Capitalization) and in Section 3.4(f) (Capitalization) of the Agreement shall be accurate in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Expiration Time as if made on and as of the Expiration Time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representations and warranties shall be so accurate as of such date);

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(iv) the representations and warranties of the Company set forth in the Agreement (other than those referred to in clauses (b)(i) through (b)(iii) above) shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and as of the Expiration Time as if made on and as of the Expiration Time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representations and warranties shall be so accurate as of such date), except where the failure of such representations and warranties to be so accurate would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Expiration Time (or any failure to comply or perform shall have been cured by such time);

(d) since the execution and delivery of the Agreement, there shall not have occurred any Material Adverse Effect which is continuing as of the Expiration Time;

(e) Parent and Purchaser shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of this Annex I have been satisfied;

(f) any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated and there shall not be in effect any voluntary agreement between Parent and the Company, on the one hand, and the FTC or the DOJ, on the other hand, pursuant to which Parent and the Company have agreed not to consummate the Offer or the Merger;

(g) there shall not have been issued by any Governmental Body of competent jurisdiction and remain in effect any Order which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any Law have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which remains in effect and which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (any such Order or Law, a “Legal Restraint”); and

(h) the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition, the Termination Condition and the conditions set forth in clauses (f) and (g)) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser, to the extent permitted under applicable Law. All capitalized terms used but not defined in this Annex I shall have the meanings ascribed to them in the Agreement to which this Annex I is attached.

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ANNEX II

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING

CORPORATION

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TERNS PHARMACEUTICALS, INC.

FIRST: The name of the corporation is Terns Pharmaceuticals, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend or repeal the bylaws or adopt new bylaws without any action on the part of the stockholders of the Corporation; provided that any bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation.

SEVENTH: To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

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EIGHTH: The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

NINTH: The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

TENTH: Neither any amendment nor repeal of the foregoing Articles SEVENTH, EIGHTH, or NINTH, or this Article TENTH, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with Articles SEVENTH, EIGHTH, or NINTH, or this Article TENTH, shall eliminate or reduce the effect thereof in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for Articles SEVENTH, EIGHTH, or NINTH, or this Article TENTH, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ELEVENTH: Subject to Article TENTH, the Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time as prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

* * * * *

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